Exhibit 2(d)

CENTRALIA PLANT PURCHASE AND SALE AGREEMENT

******

PACIFICORP;
PUBLIC UTILITY DISTRICT NO. 1 OF SNOHOMISH COUNTY, WASHINGTON;
PUGET SOUND ENERGY, INC.;
CITY OF TACOMA, WASHINGTON; AVISTA CORPORATION;
CITY OF SEATTLE, WASHINGTON;

PORTLAND GENERAL ELECTRIC COMPANY; and
PUBLIC UTILITY DISTRICT NO. 1 OF GRAYS HARBOR COUNTY, WASHINGTON

As Sellers

AND

TECWA POWER, INC.

As Buyer

Dated: May 7, 1999

CENTRALIA PLANT PURCHASE AND SALE AGREEMENT

Table of Contents
PREAMBLE	1

ARTICLE 1
     DEFINITIONS
     Section 1.1     Certain Defined Terms
          (a)         "Affiliate"
          (b)         "Auction"
          (c)         "Benefit Plan"
          (d)         "Business Day"
          (e)         "Environmental Law"
          (f)         "ERISA Affiliate"
          (g)         "Existing Soils Contamination"
          (h)         "Governmental Body"
          (i)          "Hazardous Materials"
          (j)          "Knowledge"
          (k)         "LLC"
          (l)          "Laws"
          (m)         "Licenses"
          (n)         "Person"
          (o)         "Plant Decommissioning Costs"
          (p)         "Release"
          (q)         "Remediation Measures"
          (r)         "Sellers' Environmental Obligations"
          (s)         "Sellers Group"
          (t)         "Taxes"
          (u)         "Washington Ruling"
     Section 1.2     Index of Other Defined Terms

1 1 1 1 2 2 2 2 2 3 3 3 3 3 3 4 4 4 4 4 5 5 6 6

ARTICLE 2
     BASIC TRANSACTIONS
     Section 2.1     Purchased Assets
     Section 2.2     Excluded Assets
     Section 2.3     Assumed Liabilities
     Section 2.4     Excluded Liabilities
     Section 2.5     Other Agreements
          (a)         Related Agreements
          (b)         Transmission Arrangements

7 7 10 12 13 14 14 15

i

     Section 2.6     Purchase Price
          (a)         Plant Purchase Price
          (b)         Supplies Purchase Price and Coal Inventories Purchase Price
          (c)         RACT Compliance Costs
          (d)         Reduction to Reflect Reclamation Accruals
          (e)         Plant Purchase Price Allocation
          (f)         Certain Post-Closing Adjustments
     Section 2.7     License of Non-Transferred Intangible Assets
     Section 2.8     Assignment of Rights and Obligations to Buyer Subsidiaries
     Section 2.9     RACT Compliance
     Section 2.10    Scrubbers
     Section 2.11    Escrow
     Section 2.12    Burners

15 15 15 16 16 16 16 17 18 20 20 20 21

ARTICLE 3
     REPRESENTATIONS AND WARRANTIES OF SELLERS
     Section 3.1     Authority and Enforceability
     Section 3.2     No Breach or Conflict
     Section 3.3     Approvals
     Section 3.4     Permits
     Section 3.5     Compliance with Law
     Section 3.6     Hazardous Materials
     Section 3.7     Title to Personal Property
     Section 3.8     Independent Engineer Report
     Section 3.9     Contracts
     Section 3.10    Litigation
     Section 3.11    Plant Data
     Section 3.12    Brokers
     Section 3.13    Assets Used in the Operation of the Plant
     Section 3.14    Option Rights
     Section 3.15    Real Property
     Section 3.16    Year 2000 Readiness
     Section 3.17    Taxes
     Section 3.18    LLC Interests
     Section 3.19    Liability

21 21 21 22 23 23 23 24 24 24 25 25 26 26 26 26 26 27 27 27

ARTICLE 4
     REPRESENTATIONS AND WARRANTIES OF BUYER
     Section 4.1     Organization and Corporate Power
     Section 4.2     Authority and Enforceability
     Section 4.3     No Breach or Conflict
     Section 4.4     Approvals
     Section 4.5     Litigation

28 28 28 28 29 29

Section 4.6 Brokers Section 4.7 Exculpation Section 4.8 Financing Section 4.9 No Knowledge of Sellers' Breach Section 4.10 Qualified for Licenses Section 4.11 Buyer Subsidiaries	29 29 29 29 30 30

ARTICLE 5
     COVENANTS OF EACH PARTY
     Section 5.1     Efforts to Close
          (a)         Reasonable Efforts
          (b)         Control Over Proceedings
     Section 5.2     Post-Closing Cooperation
     Section 5.3     Expenses
     Section 5.4     Employees
          (a)         Assumption of Collective Bargaining Agreements
          (b)         Transferred Employees
          (c)         Nonsolicitation
          (d)         Benefits in General
          (e)         Transition of Pension Benefits
          (f)         Severance
          (g)         Workers' Compensation and Disability

31 31 31 31 32 32 33 33 33 34 34 34 35 35

ARTICLE 6
     ADDITIONAL COVENANTS OF SELLERS
     Section 6.1     Access
     Section 6.2     Updating
     Section 6.3     Conduct Pending Closing
     Section 6.4     Environmental Matters
          (a)         Remediation of Existing Soils Contamination
          (b)         Performance of Work
          (c)         Buyer Covenants
     Section 6.5     Skookumchuck Dam
     Section 6.6     Curing of Title Defects
     Section 6.7     COBRA
     Section 6.8     WARN Act
     Section 6.9     Transition Services
     Section 6.10    Benefit Plans

35 36 36 36 38 38 39 40 41 42 42 42 42 42
ARTICLE 7 ADDITIONAL COVENANTS OF BUYER Section 7.1 Waiver of Bulk Sales Law Compliance Section 7.2 Resale Certificate	43 43 43

Section 7.3 Conduct Pending Closing Section 7.4 Securities Offerings Section 7.5 Release	43 43 43

ARTICLE 8
     BUYER'S CONDITIONS TO CLOSING
     Section 8.1     Performance of Agreement
     Section 8.2     Accuracy of Representations and Warranties
     Section 8.3     Officers' Certificate
     Section 8.4     Approvals
     Section 8.5     No Restraint
     Section 8.6     Title Insurance
     Section 8.7     Related Agreements
     Section 8.8     Casualty; Condemnation
          (a)         Casualty
          (b)         Condemnation
     Section 8.9     Opinion of Counsel
     Section 8.10    Receipt of Other Documents
     Section 8.11    Limitation on Adjustments
     Section 8.12    RACT Orders
     Section 8.13    Transmission and Interconnection Agreements
     Section 8.14    All Sellers
     Section 8.15    Material Adverse Effect
     Section 8.16    Transmission Arrangements
     Section 8.17    Centralia Coal Mine Sale
     Section 8.18    Title
     Section 8.19    LLC Contribution

44 44 44 44 44 44 45 46 46 46 47 47 47 48 48 48 48 48 48 48 48 48

ARTICLE 9
     SELLERS' CONDITIONS TO CLOSING
     Section 9.1     Performance of Agreement
     Section 9.2     Accuracy of Representations and Warranties
     Section 9.3     Officers' Certificate
     Section 9.4     Approvals
     Section 9.5     No Restraint
     Section 9.6     Related Agreements
     Section 9.7     Opinion of Counsel
     Section 9.8     Receipt of Other Documents
     Section 9.9     Limitation on Adjustments
     Section 9.10    Guarantee Agreement
     Section 9.11    Mine Sale

49 49 49 49 49 49 50 50 50 51 51 51

ARTICLE 10 CLOSING Section 10.1 LLC Transaction Section 10.2 Closing (a) Deliveries by Sellers (b) Deliveries by Buyer Section 10.3 Escrow Section 10.4 Prorations	51 51 51 52 52 53 53
ARTICLE 11 TERMINATION Section 11.1 Termination Section 11.2 Effect of Termination Section 11.3 Modification of Terms	53 53 54 55

ARTICLE 12
     SURVIVAL AND REMEDIES; INDEMNIFICATION
     Section 12.1    Survival
     Section 12.2    Exclusive Remedy
     Section 12.3    Indemnity by Sellers
     Section 12.4    Indemnity by Buyer
     Section 12.5    Further Qualifications Respecting Indemnification
     Section 12.6    Procedures Respecting Third Party Claims

55 55 55 55 57 58 58

ARTICLE 13
     GENERAL PROVISIONS
     Section 13.1    Notices
     Section 13.2    Attorney's Fees
     Section 13.3    Successors and Assigns
     Section 13.4    Counterparts
     Section 13.5    Captions and Paragraph Headings
     Section 13.6    Entirety of Agreement; Amendments
     Section 13.7    Construction
     Section 13.8    Waiver
     Section 13.9    Arbitration
          (a)         Agreement to Arbitrate
          (b)         Submission to Arbitration
          (c)         Selection of Arbitration Panel
          (d)         Prehearing Discovery
          (e)         Arbitration Hearing
          (f)         Award
          (g)         Provisional Remedies
          (h)         Entry of Award by Court

59 59 60 60 61 61 61 61 62 62 62 62 62 63 63 64 64 64

v

          (i)          Costs and Attorney's Fees
     Section 13.10   Governing Law
     Section 13.11   Severability
     Section 13.12   Consents Not Unreasonably Withheld
     Section 13.13   Time Is of the Essence
     Section 13.14   Liability
     Section 13.15   Execution
     Section 13.16   Third Party Beneficiaries
     Section 13.17   Other Form of Agreement

64 64 65 65 65 65 65 65 65
ARTICLE 14 SELLERS COMMITTEE Section 14.1 Function	65 65
ARTICLE 15 POTENTIAL SALE Section 15.1 Sale of Portland General Electric Company's ("PGE's") Interest to Avista Corporation ("Avista")	66 66

LIST OF SCHEDULES
1.1(j) 2.1(a) 2.1(b) 2.1(c) 2.1(e) 2.1(f) 2.1(i) 2.1(j) 2.1(k) 2.1(n) 2.2(a) 2.2(b) 2.2(k) 2.3(a) 2.3(e) 2.4(h) 2.5(a)(1) 2.5(a)(2) 2.6 2.6(f)(i) 2.10

Persons With Knowledge

Owned Real Property

Easements

Equipment

Assigned Contracts

Licenses

Prepayments

Emission Allowances

Miscellaneous Assets

500 kV Transmission Facilities

Switchyard and Transmission and Switching Equipment

Communications Equipment and Facilities

Other Excluded Assets

Assumed Liabilities

Miscellaneous Assumed Liabilities

Other Excluded Liabilities

Mine Purchase and Sale Agreement

Escrow Agreement

Allocation Schedule

Scheduled Capital Expenditures

Scrubber Contract

3.3(a) 3.3(b) 3.4 3.5 3.6 3.7 3.8 3.9 3.10 3.11 3.12 3.13 3.16 3.17 4.4(a) 4.4(b) 4.5 4.6 6.3 6.9 8.6(b) 9.10

Sellers' Private Party Consents

Sellers' Government Consents

Excluded Permits

Compliance with Law

Environmental Matters

Permitted Encumbrances

Exceptions to Independent Engineer's Report

Contracts

Seller Litigation

Selected Historical Operating Data

Sellers' Brokers

Used and Necessary Assets

Year 2000 Readiness

Taxing Authorities

Buyer's Private Party Consents

Buyer's Government Consents

Buyer's Litigation

Buyer's Brokers

Exceptions to Conduct

Transition Services

Disapproved Title Exceptions

Guarantee Agreement

CENTRALIA PLANT PURCHASE AND SALE AGREEMENT

     This CENTRALIA PLANT PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into as of the 7th day of May, 1999 by and among PACIFICORP; PUBLIC UTILITY DISTRICT NO. 1 OF SNOHOMISH COUNTY, WASHINGTON; PUGET SOUND ENERGY, INC.; CITY OF TACOMA, WASHINGTON; AVISTA CORPORATION; CITY OF SEATTLE, WASHINGTON; PORTLAND GENERAL ELECTRIC COMPANY; AND PUBLIC UTILITY DISTRICT NO. 1 OF GRAYS HARBOR COUNTY, WASHINGTON (each a "Seller" and collectively "Sellers"), and TECWA Power, Inc., a Washington corporation ("Buyer"), with reference to the following facts:

     A.   Sellers are engaged in the business of generating, transmitting and distributing electric energy and in connection therewith own as tenants in common the Centralia Steam Electric Generating Plant ("the Plant") located near Centralia, Washington, consisting of two generating units, each with 650 megawatt nameplate rating and other related facilities.

     B.   Buyer desires to purchase from Sellers, and Sellers desires to sell to Buyer, the interests in the LLC to which Sellers will contribute thePlant, the Supplies and the Coal Inventory (as those terms are hereinafter defined) upon the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
DEFINITIONS

     Section 1.1  Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

              (a)  "Affiliate" of a specified Person shall mean any corporation, partnership, sole proprietorship or other Person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person.

              (b)  "Auction" means the procedures employed by Sellers through which the Plant was offered for sale to competing buyers.

Page 1 - CENTRALIA PLANT PURCHASE AND SALE AGREEMENT

              (c)  "Benefit Plan" means any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any other employee benefit arrangement, including but not limited to (i) any employment agreement, (ii) any arrangement providing for insurance coverage or workers' compensation benefits, (iii) any incentive or bonus arrangement, (iv) any arrangement providing termination or severance benefits, or (v) any deferred compensation plan that is or was sponsored, maintained or contributed to by any Seller or any ERISA Affiliate.

              (d)  "Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions in the State of Washington are not required to be open.

              (e)  "Environmental Law" shall mean all applicable Laws and Licenses for or relating to: (i) air emissions, hazardous materials, storage, use and release to the environment of Hazardous Materials, generation, treatment, storage, and disposal of hazardous wastes, wastewater discharges and similar environmental matters, and (ii) the protection and enhancement of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, 42. U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Oil Pollution Act, 33 U.S.C. Section 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq.; Surface Mining Control and Reclamation Act, Title 30 U.S.C. Ch. 25 (30 U.S.C. 1201 et.seq.).

              (f)  "ERISA Affiliate" means any other person that, together with any Seller as of the relevant measuring date, was or is required to be treated as a single employer under Section 414 of the Internal Revenue Code.

              (g)  "Existing Soils Contamination" shall mean the actual presence prior to the Closing of Hazardous Materials in the soil, subsurface strata, surface water, groundwater, drinking water supply, any sediments associated with any water bodies, or any other environmental medium (other than ambient air) ("environmental media") of the real properties conveyed to the LLC or Buyer and included in the Assets, as well as the migration through soil or groundwater of Hazardous Materials actually present prior to the Closing through the environmental media of the real property conveyed to the LLC or Buyer and included in the Assets, if (i) Sellers, as of the date hereof, have Knowledge of such presence of such Hazardous Materials, it being agreed that Sellers have Knowledge of matters disclosed in the Phase I and Phase II environmental assessments referred to in Section 3.6 and of matters otherwise disclosed in Schedule 3.6, (ii) such presence of such Hazardous Materials prior to

Page 2 - CENTRALIA PLANT PURCHASE AND SALE AGREEMENT

the Closing is demonstrated through the investigations that Buyer makes post-closing subject to the provisions and conditions of Section 6.4, or (iii) such Hazardous Materials are otherwise proven by clear and convincing evidence on or before the fifteenth anniversary of the Closing to have been present in such environmental media prior to the Closing. Existing Soils Contamination does not include (a) the presence of Hazardous Materials arising from the normal application of pesticides, fungicides, or other agricultural products, or (b) contamination of a type or at levels below which would not require remediation under applicable Environmental Law in effect as of the date hereof. The written determination by a Governmental Body that remediation is not required or not further required shall be conclusive in regard to such issue.

              (h)  "Governmental Body" means any federal, state, local, municipal, or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal; but does not include any Seller, Buyer, Buyer Subsidiary, or any of their respective successors in interest or any owner or operator of the Assets (if otherwise a Governmental Body) acting in their role as owner or operator.

              (i)  "Hazardous Materials" means any chemicals, materials, substances, or items in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, or any other materials or articles, which are listed as hazardous, toxic or dangerous under Environmental Law, including without limitation, petroleum products, asbestos, urea formaldehyde foam insulation, lead-containing paints or coatings and "hazardous debris," "hazardous substances" and "hazardous wastes" as defined by WAC 173-303-040.

              (j)  "Knowledge" of a party shall mean with respect to such party, the extent of the actual knowledge of the Persons listed on Schedule 1.1(j) with respect to such party. Actual knowledge of any individual Seller shall not be imputed to any other individual Seller.

              (k)  "LLC" shall mean "Centralia Plant, LLC," a Washington limited liability company to be formed for purposes of the LLC transaction.

              (l)  "Laws" shall mean all statutes, rules, regulations, ordinances, orders, common law and their legal and equitable principles, and codes of federal, foreign, state and local governmental and regulatory authorities.

              (m)  "Licenses" shall mean registrations, licenses, permits, authorizations and other consents or approvals of Governmental Bodies.

Page 3 - CENTRALIA PLANT PURCHASE AND SALE AGREEMENT

              (n)  "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

              (o)  "Plant Decommissioning Costs" means any decontamination or remediation of any portion of a site included in the Assets which is not required to be undertaken under Environmental Law (including as a result of action by a Governmental Body in connection with the administration of Environmental Law) until (i) the dismantling or demolition of all or a portion of the Plant on such site, including all or any portion of the substructure or foundation of the Plant, in a fashion that disturbs or exposes the soil or groundwater beneath such site, or (ii) the restoration of the real property on which the Plant or such material portion thereof is located to unrestricted use or a use not associated with generation of electrical power.

              (p)  "Release" means any release, spill, emission, leaking, pumping, emptying, dumping, injection, abandonment, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials (including, without limitation, the abandonment or discarding of Hazardous Materials in barrels, drums, or other containers) into or within the environment, including, without limitation, the migration of Hazardous Materials into, under, on, through, soil, subsurface strata, surface water, groundwater, drinking water supply, any sediments associated with any water bodies, or any other environmental medium, regardless of where such migration originates.

              (q)  "Remediation Measures" means any (i) investigation, monitoring, clean-up, containment, remediation, mitigation, removal, disposal or treatment of Existing Soils Contamination to remediation standards required by applicable Laws in effect at the date hereof, including without limitation the preparation and implementation of any work plans and the obtaining of authorizations, approvals and permits from Governmental Bodies with respect thereto, and (ii) any response to, or preparation for, any inquiry, order, hearing or other proceeding by or before any Governmental Body with respect to any Existing Soils Contamination.

              (r)  "Sellers' Environmental Obligations" means:

                   (i)     Any liability, fine, penalty, levy or assessment imposed upon the
     LLC, Sellers or Buyer or Buyer Affiliate by any Governmental Body with respect to
     Sellers' operation of the Plant;

                   (ii)    The offsite transport prior to the Closing of Hazardous Materials from the real property included in the Assets, or the treatment, storage or disposal of
     Hazardous Materials transported from the real property included in the Assets to another site prior to Closing;

Page 4 - CENTRALIA PLANT PURCHASE AND SALE AGREEMENT

                   (iii)   The Release of Hazardous Materials from the Plant prior to the
     Closing into the atmosphere or any water course or body of water not included in the
     Assets; and

                   (iv)    The obligations of Sellers for Remediation Measures in respect of
     Existing Soils Contamination as set forth in, and subject to the provisions and conditions of, Section 6.4;

provided that Sellers' Environmental Obligations do not include any obligations or liabilities to the extent that they arise from or are related to:

                   (v)     The existence of Hazardous Materials used as construction
     materials in, on or otherwise affixed to structures or improvements included in the
     Assets, including without limitation, asbestos, urea, formaldehyde foam insulation and lead-based paint or coatings;

                   (vi)    Hazardous Materials introduced after the Closing into the soil or groundwater of the real properties included in the Assets as well as the migration through soil or groundwater after the Closing of such Hazardous Materials;

                   (vii)   Any increase in soils or groundwater contamination or
     exacerbation of Existing Soils Contamination, or any increase in the costs or burdens of any Remediation Measures required by any Governmental Body or any other third
     Person, as a result of the acts or omissions after the Closing of Persons other than
     Sellers and their Affiliates, including, without limitation, the imposition of any remediation standard with respect to Existing Soils Contamination that is different from the standard that is or would have been applicable to Sellers as of Closing; or

                   (viii)  Any increase in the costs or burdens of any Remediation
     Measures required by any Governmental Body or any other third Person as a result of changes in Laws subsequent to the date hereof; or

                   (ix)   Plant Decommissioning Costs.

              (s)  "Sellers Group" shall mean the Sellers acting hereunder in a collective capacity as a result of decisions of the Sellers Committee.

              (t)  "Taxes" shall mean (i) all federal, state, county and local sales, use, property, recordation and transfer taxes, and (ii) any interest, penalties and additions to tax attributable to any of the foregoing, but shall not include income and other taxes described in Section 2.4(b).

Page 5 - CENTRALIA PLANT PURCHASE AND SALE AGREEMENT

              (u)  "Washington Ruling" shall mean a ruling letter to be issued by the Washington State Department of Revenue in response to the request to be filed by Stoel Rives, LLP no earlier than 45 days prior to the Closing seeking confirmation that no Washington State sales or use tax will be due in respect of (i) the transfer of the assets by the Sellers to the LLC; and (ii) the transfer of the membership interests in the LLC by the Sellers to the Buyer.

     Section 1.2  Index of Other Defined Terms. In addition to those terms defined above, the following terms shall have the respective meanings given thereto in the Sections indicated below:
Defined Term	Section

Agreement
Allocation Schedule
Approvals
Assets
Assigned Contracts
Assumed Contracts
Assumed Liabilities
Avista
Burner Contract
Burners
Buyer
Buyer Subsidiary
Capital Expenditures
Charter Documents
Claim Notice
Closing
Closing Date
Coal Inventory
Coal Inventory Purchase Price
Collective Bargaining Agreement
Computer Systems
Deductible Amount
Equipment
Eligible Employees
Escrow Agent
Excluded Assets
Excluded Liabilities
Guarantee Agreement
Guideline Severance
HSR Act

Preamble 2.6(b) 8.4 2.1 2.1(f) 2.3(a) 2.3 15.1 2.12 2.9 Preamble 2.7 2.6(d)(i) 3.2 12.6 10.1 10.1 2.1(l) 2.6(5) 5.4(a) 3.15 12.3(b)(i)(B) 2.1(c) 6.10(a) 10.2 2.2 2.4 9.10 5.4(f) 3.2

Page 6 - CENTRALIA PLANT PURCHASE AND SALE AGREEMENT

Indemnitee
Indemnitor
Independent Engineer Report
LLC Transaction
Losses
Material Adverse Effect
Operating Data
Other Form of Agreement
Owned Real Property
Permitted Encumbrances
PGE
Plant
Plant Purchase Price
Prepayments
RACT Compliance
Related Agreements
Retiree Benefit Plans
Service-Based Severance
Sellers
Sellers Committee
Scrubber Contract
Scrubbers
Supplies
Supplies Purchase Price
Termination Date
Third Party Claims
Title Insurer
Title Policies
Transferred Employees
Transmission Arrangements
Union Employees
Year 2000 Ready

12.5 12.5(a) 3.8 10.1 12.3(a) 3.2 3.11 13.17 2.1(a) 3.7 15.1 Recitals 2.6(a) 2.1(i) 2.9 2.5 6.10(a) 5.4(f) Preamble 14.1 2.10 2.9 2.1(d) 2.6(b) 11.1(d) 12.5(a) 8.6 8.6 5.4(b) 2.5(b) 5.4(a) 3.15

ARTICLE 2
BASIC TRANSACTIONS

     Section 2.1  Purchased Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing Buyer shall, or shall cause the applicable Buyer Subsidiary to, purchase, and Sellers shall sell, convey, assign, transfer and deliver to Buyer, or the applicable Buyer Subsidiary, all of Sellers' right, title and interest in the LLC (the "LLC Interests") after the Sellers have contributed, conveyed, assigned, transferred and delivered to the LLC the following assets that (except to the extent otherwise noted) are used in and

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necessary for the conduct of the operations of the Plant (the "Assets"), but excluding all Excluded Assets (as defined in Section 2.2):

              (a)  All of Sellers' right, title and interest in and to the real property owned in fee (the "Owned Real Property") that is identified in Schedule 2.1(a) together with all buildings, fixtures and improvements located thereon (including all construction work-in-progress).

              (b)  ll of Sellers' rights, privileges and easements appurtenant to its ownership of the Owned Real Property or associated with their operation of the Plant as set forth in Schedule 2.1(b) (the "Easements").

              (c)  The fixed or mobile machinery and equipment, as well as similar items of tangible personal property, including, without limitation, vehicle refueling tanks, pumps, pipelines, fittings, trucks, tractors, trailers and other vehicles, tools, water pumps and water transport equipment, furniture and revenue metering equipment (including revenue metering equipment installed in contemplation of sale of the Assets ) (collectively "Equipment") that (i) are not by their nature consumed in the ordinary course of business such that they constitute "Supplies" (as defined below), (ii) are used, owned or leased by Sellers as of the Closing Date, are used primarily in connection with the ownership or operation of the Plant and its related support facilities (including Assets temporarily off-site for repair or other purposes). All such items of Equipment (other than furnishings or office equipment) having a net book value of $10,000 or more as of the close of the most recent fiscal quarter ended at least one month prior to the date of this Agreement are identified on Schedule 2.1(c).

              (d)  The inventories of spare parts and non-coal fuels, lubricants and other fluids intended to be consumed in the ordinary course of business, maintenance, shop and office supplies, and other similar items of tangible personal property on hand at the Plant as of the Closing and intended to be consumed in the ordinary course of business ("Supplies").

              (e)  All of Sellers' right, title and interest in and to all written contracts and agreements specifically and exclusively relating to the Plant to which Sellers are a party at the Closing (the "Assigned Contracts") including, without limitation, the agreements identified on Schedule 2.1(e), which contains a list of the agreements (i) pursuant to which Sellers paid or received or expects to pay or receive in excess of $50,000 during the 365 days prior to the Closing, and (ii) which cannot be canceled by Sellers without penalty on written notice of 90 days or less. The Assigned Contracts shall also include, without limitation, construction contracts relating to construction work-in-progress at the Plant; equipment leases (whether operating or capital leases) and installment purchase contracts; contracts or arrangements binding on the Plant which restrict the nature of the business activities in which the Plant may engage; leases with respect to which Sellers are lessor or sublessor; and outstanding contracts related to the supply of external fuel to the Plant.

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              (f)  All of Sellers' right, title and interest in and to all of the Licenses in favor of Sellers or any Sellers Affiliates as of Closing that relate to or are necessary for or used in connection with the operation of the Assets as heretofore operated by Sellers, all of such Licenses being included on Schedule 2.1(f), except for and to the extent that such Licenses relate to Excluded Assets; provided that such Licenses shall be included within the Assets only to the extent they relate exclusively to the Assets and are lawfully transferable to the LLC.

              (g)  All of Sellers' right, title and interest in and to all of the books, records, plans, sepias, drawings, instruction manuals and similar items, whether in written or electronic form, and which relate exclusively to the Plant and the Assets or the operation thereof, and other procedural manuals of Sellers related primarily to the operation of the Plant, subject to the rights of Sellers to make copies of and make non-exclusive use of the same and except to the extent such materials are subject to confidentiality or non-disclosure agreements in favor of third parties whose consent to transfer is not obtained.

              (h)  All of Sellers' right, title and interest, if any, in and to unexpired warranties as of the Closing that are transferable to the LLC wholly owned by Buyer which Sellers have received from third parties which relate specifically to the Assets, including, without limitation, warranties set forth in any equipment purchase agreement, construction agreement, lease agreement, consulting agreement or agreement for architectural or engineering services, it being understood that nothing in this paragraph shall be construed as a representation by Sellers that any such unexpired warranty remains enforceable.

              (i)  All of Sellers' right, title and interest in and to advance payments, prepayments, prepaid expenses, deposits and the like (i) made by Sellers on their behalf in the ordinary course of business specifically with respect to the Assets prior to the Closing, (ii) which exist as of such Closing, and (iii) with respect to which the LLC and Buyer will receive the benefit after the Closing (collectively, "Prepayments"), which Prepayments are listed by category and approximate amount in Schedule 2.1(i) as of the close of the most recent fiscal quarter ended at least one month prior to the date of this Agreement.

              (j)  All of Sellers' right, title and interest in and to certain emission allowances allocated to the Plant which are identified on Schedule 2.1(j).

              (k)  All of Sellers' right, title and interest in and to those miscellaneous and sundry assets identified by category on Schedule 2.1(k), if any, which assets are ancillary to the ownership and operation of the Assets and the Plant and customarily utilized in connection therewith but not otherwise enumerated above.

              (l)  All of Sellers' right, title and interest to coal owned and being held by Sellers for use at the Plant or which is in transit to the Plant ("Coal Inventory").

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              (m)  Any rights respecting computer and data processing hardware, software or firmware and any computer and data processing hardware, software or firmware located at the Plant and used in the operation of the Plant, not including SAP accounting software or software that is part of the computer network of any Seller.

              (n)  All of Sellers' right, title and interest in certain 500 kV transmission facilities located near the Plant consisting of two 500 kV lines, each approximately 4,000 feet in length, two step-up transformers at the Plant and line termination facilities at the C.W. Paul Substation of the Bonneville Power Administration as delineated on Schedule 2.1(n).

              (o)  Any of the foregoing owned by an Affiliate of a Seller.

     Section 2.2  Excluded Assets. The Assets shall not include any of the assets, properties, rights, Licenses, or contracts of Sellers not specifically enumerated in Section 2.1 above, all such other assets, properties, rights, Licenses, and contracts collectively constituting "Excluded Assets," including, without limitation, the following specifically enumerated Excluded Assets:

              (a)  The property comprising or constituting any part of any of the 230 kV transmission equipment and switchyard facilities located at or adjacent to the Plant and associated easements (but not step-up transformers or unit circuit breaker controls), including the radial transmission line from its interconnection with the 230 kV transmission facilities of the Bonneville Power Administration to the Plant and Centralia Mine Substation, as described on Schedule 2.2(a).

              (b)  The fixtures, equipment and other personal property located at the Plant comprising or constituting a part of the proprietary or specialized communications systems used by any or all of Sellers to communicate between and among their facilities or to transmit voltage and other control data and information utilized in Sellers' transmission and distribution systems as described on Schedule 2.2(b).

              (c)  Claims, choses in action, rights of recovery, rights of set-off, rights to refunds and similar rights of any kind in favor of any one or all of Sellers relating to or arising out of the period prior to Closing, including, but not limited to, any refund related to real estate or sales taxes paid prior to the Closing, whether such refund is received as a payment or as a credit against future real estate or other taxes.

              (d)  Subject to the provisions of Section 2.7, all privileged or proprietary (to any or all of Sellers) materials, documents, information, media, methods, and processes owned by or licensed to any or all of Sellers and any and all rights to use same, including, without limitation, intangible assets of an intellectual property nature such as trademarks, service marks and trade names (whether or not registered), computer software that is proprietary to

Page 10 - CENTRALIA PLANT PURCHASE AND SALE AGREEMENT

any or all of Sellers, or the use of which under the pertinent license therefor is limited to operation by any or all of Sellers or their Affiliates or on equipment owned by any or all of Sellers or their Affiliates, all promotional or marketing materials (including all marketing computer software), and any and all trade names under which Sellers or the Plant prior to Closing have done business or offered programs, and all abbreviations and variations thereof.

              (e)  Any and all personnel and employment records of or related to the operation of the Plant or otherwise related to Sellers' personnel, whether or not maintained at or by the Plant.

              (f)  The rights of any or all of Sellers under any insurance policy, except to the extent such policy insures for occurrences that are included in the Assumed Liabilities (it being understood, however, that Sellers will have no obligation to take any action under any such policy to seek any recovery except at the reasonable request, and at the sole expense, of Buyer or to continue any such policies in force except to the extent expressly set forth herein).

              (g)  Any and all rights respecting computer and data processing hardware or firmware that is proprietary to any or all of Sellers and any computer and data processing hardware or firmware, whether or not located at the Plant, that is part of a computer system the central processing unit of which is not located at the Plant.

              (h)  Except for the Prepayments, Supplies and items of petty cash that may be on hand at the Plant as of the time of Closing, all assets constituting working capital, whether cash, cash equivalents, securities, rights to payment, rights to refunds and other current assets and similar rights.

              (i)  Any and all of Sellers' rights arising under contracts related to Sellers' sale of electric power or transmission capacity and contracts related to the purchase of transmission capacity on the Bonneville Power Administration transmission network or on transmission facilities owned by any Seller.

              (j)  Any and all data and information pertaining to customers of Sellers or their Affiliates, whether or not located at the Plant.

              (k)  Miscellaneous and sundry assets, if any, identified by category on Schedule 2.2(k), which assets may have been utilized by Sellers in the ownership and operation of the Plant but which are not intended to be included in the Assets and which are not otherwise enumerated above.

Sellers may remove at any time or from time to time, up to ninety (90) days following the Closing, any and all of the Excluded Assets from the Plant (at Sellers' expense, but without charge by Buyer for storage), provided that Sellers shall do so in a manner that does not

Page 11 - CENTRALIA PLANT PURCHASE AND SALE AGREEMENT

unduly or unnecessarily disrupt Buyer's normal business activities at the Plant, and provided further that Excluded Assets may be retained at the Plant pursuant to easements, licenses or similar arrangement retained by Sellers and described above or otherwise in the Schedules to this Agreement.

     Section 2.3  Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, the LLC and Buyer shall, and may also cause a pertinent Buyer Subsidiary or Buyer Subsidiaries to, jointly and severally with the LLC and Buyer, assume and pay, discharge and perform as and when due, only the following obligations and liabilities of Sellers (the "Assumed Liabilities"):

              (a)  All liabilities and obligations of Sellers which both (i) pertain to or are to be paid or performed during the period following the Closing Date (except to the extent that, but for the breach of Sellers, such liabilities and obligations would have been paid or performed prior to the Closing Date), and (ii) arise under any contract, License, agreement, arrangement, understanding or undertaking included in the Assets, including the Assigned Contracts, and any other obligation or liability of Sellers or any Affiliate of Sellers (including letters of credit and performance bonds) which is in the nature of a guaranty of the foregoing, to the extent the same are enumerated in Schedule 2.3(a) (together, the "Assumed Contracts").

              (b)  All liabilities and obligations of Sellers under open purchase orders pertaining to any Asset that were entered into by Sellers in the ordinary course of business with respect to operation of the Plant on or prior to the Closing and which provide for the delivery of goods or services subsequent to the Closing Date.

              (c)  Without limiting Sellers' representations and warranties contained in Article 3 or Buyer's right under Article 12 with respect to a breach thereof, any and all liabilities and obligations to third parties respecting any changes or improvements needed to the Plant, if any, for them to be in material compliance following the Closing with respect to safety, building, fire, land use, access (including, without limitation, the Americans With Disabilities Act ("ADA")) or similar Laws respecting the physical condition of the Plant.

              (d)  Without limiting Sellers' representations and warranties contained in Article 3 or Buyer's rights under Article 12 for a breach thereof, and except for the Excluded Liabilities specifically listed in Section 2.4 (including those described in Section 2.4(i)), any and all liabilities, claims, and expenses (including, without limitation, those arising under Environmental Laws, or otherwise) in any way arising out of or related to or associated with the ownership, possession, use or operation of the Assets or any business conducted therewith or therefrom after the Closing or any and all such liabilities, claims and expenses in any way arising from a change in Laws after the date hereof.

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              (e)  Such miscellaneous and sundry liabilities, identified by category on Schedule 2.3(e), if any, which liabilities are ancillary to the ownership and operation of the Assets and the Plant but are not otherwise enumerated above.

     Section 2.4  Excluded Liabilities. The parties agree that liabilities and obligations of Sellers not described in Section 2.3 as Assumed Liabilities are not part of the Assumed Liabilities, and neither the LLC nor Buyer shall assume or become obligated with respect to any other obligation or liability of Sellers or any Affiliate of Sellers (collectively, "Excluded Liabilities"), including, without limitation, the liabilities and obligations described in this Section, all of which shall remain the sole responsibility of, and be discharged and performed as and when due by, Sellers. In particular, neither the LLC nor Buyer shall have any liability or obligation with respect to any of the following liabilities or obligations of Sellers as the same may exist at the Closing:

              (a)  Liabilities associated with or arising from the Excluded Assets and the ownership, operation and conduct of any business by Sellers or their successors in interest in connection therewith or therefrom, and liabilities associated with or arising from Sellers' obligations under the Related Agreements and Transmission Arrangements.

              (b)  Subject to Section 5.3 respecting certain expenses incurred in connection with the transactions contemplated hereby and by the Related Agreements, any of Sellers' or their Affiliates' liabilities or obligations with respect to franchise taxes and with respect to foreign, federal, state or local taxes imposed upon or measured, in whole or in part, by the income for any period of Sellers or any member of any combined or consolidated group of companies of which any of Sellers are, or were at any time, a part, or with respect to interest, penalties or additions to any of such taxes, and any income, franchise, tax recapture, transfer tax, sales tax or use tax that may arise upon consummation of the transactions contemplated hereby and be due from or payable by Sellers, it being understood that neither the LLC nor Buyer shall be deemed to be Sellers' transferee with respect to any such tax liability.

              (c)  Liabilities or obligations of Sellers or their Affiliates arising from the breach by Sellers prior to the Closing Date of any term, covenant, or provision of any of the Assumed Contracts.

              (d)  Liabilities of Sellers for Third Party Claims (as defined in Section 12.5(a)) where the injury or damage involved occurred prior to the Closing, provided that Third Party Claims related to Existing Soil Contamination or to Remediation Measures shall be subject to the further provisions of Section 6.4.

              (e)  Liabilities of Sellers incurred in connection with Sellers' obtaining any consent, authorization or approval necessary for them to sell, convey, assign, transfer or

Page 13 - CENTRALIA PLANT PURCHASE AND SALE AGREEMENT

deliver the Assets to the LLC or to sell, convey, assign, transfer or deliver the LLC Interests to Buyer hereunder.

              (f)  Any liability of Sellers representing indebtedness for money borrowed or the deferred portion of the purchase price for any of the Assets or any LLC Interest (and any refinancing thereof). With respect to any such indebtedness or obligation not so assumed by the LLC or Buyer that constitutes a lien or encumbrance upon any Asset or LLC Interest, Sellers agree that on or prior to the Closing they will either pay or discharge such indebtedness or obligation in full or otherwise cause such lien or encumbrance to be removed from the Asset or the LLC Interest, so that such Asset or LLC Interest is sold, conveyed, assigned, transferred and delivered to the LLC or Buyer, as the case may be, at the Closing free and clear of such lien or encumbrance.

              (g)  Any liabilities of Sellers or any Affiliates of Sellers to employees at the Plant for pre-Closing activities, including but not limited to liabilities for such activities arising (i) under any collective bargaining agreement, (ii) under any Benefit Plan, (iii) for wages, overtime, bonuses, employment taxes, severance pay, transition payments, vacation pay, or workers' compensation benefits, or (iv) for personal injury, death, discrimination, harassment, civil or human rights violations, wrongful discharge, grievances, or unfair labor practices, (it being understood, however, that nothing herein is intended to affect Buyer's obligations, if any, under the National Labor Relations Act).

              (h)  Liabilities which would be Assumed Liabilities but for other express provisions of this Agreement providing for their retention by Sellers and such other liabilities and obligations, if any, which would otherwise be Assumed Liabilities but which are identified on Schedule 2.4(h).

              (i)  Any and all liabilities arising out of or related to Sellers' Environmental Obligations.

     Section 2.5  Other Agreements.

              (a)  Related Agreements. On even date herewith, the parties or their Affiliates have entered into the following agreements (the "Related Agreements"):

                   Mine Purchase and Sale Agreement (in substantially the form set forth in
                   Schedule 2.5(a)(1))

                   Guarantee Agreement

                   Escrow Agreement (in substantially the form set forth in Schedule
                   2.5(a)(2)

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              (b)  Transmission Arrangements. Prior to the Closing Date, (i) the Sellers other than PacifiCorp shall convey their interests in the facilities described in Section 2.2(a) to PacifiCorp pursuant to a separate purchase and sale agreement and (ii) PacifiCorp, the Buyer and the "Buyer" under the Centralia Coal Mine Purchase and Sale Agreement of even date herewith, or their Affiliates, shall enter into one or more contracts pursuant to which (A) PacifiCorp provides transmission services necessary to deliver certain electric power requirements of the Plant and the Centralia Coal Mine from the 230 kV facilities of the Bonneville Power Administration to the Plant and the Centralia Coal Mine and (B) such parties address access, maintenance and other matters with respect to these retained facilities. These agreements shall be collectively referred to as the "Transmission Arrangements."

     Section 2.6  Purchase Price. The total purchase price for the LLC Interests shall be the sum of the Plant Purchase Price, the Supplies Purchase Price, the Coal Inventory Purchase Price and the RACT Compliance Costs as each amount is defined in this Section 2.6.

              (a)  Plant Purchase Price. The "Plant Purchase Price" shall be U.S. $452,598,000, subject to such adjustments, if any, as may occur pursuant to this Section 2.6 and other provisions of this Agreement. Buyer shall, or shall cause one or more Buyer Subsidiaries to, pay to Sellers the Plant Purchase Price in cash at the Closing by wire transfer of immediately available funds in U.S. dollars to an account specified in writing by Sellers to Buyer not later than the second Business Day prior to the Closing Date.

              (b)  Supplies Purchase Price and Coal Inventories Purchase Price. The "Supplies Purchase Price" shall equal Sellers' original cost basis in the Supplies as of the Closing Date. The"Coal Inventory Purchase Price" shall equal the product of the number of tons of coal constituting the Coal Inventory on the Closing Date and the average per ton price (F.O.B. Centralia) of the last 100,000 tons of coal delivered to the Plant by rail prior to the Closing Date; provided however; in respect to coal in the Coal Inventory which was delivered from the Centralia Mine, the per ton purchase price shall be multiplied by a fraction whose numerator is the average heating value of coal in the Coal Inventory that was delivered from the Centralia Mine and whose denominator is the average heating value of coal in the Coal Inventory delivered to the Plant by rail. Consistent with Section 6.3, Sellers agree not to alter their customary practices for coal procurement in effect prior to the date hereof with respect to coal deliveries that form the basis of such price adjustment. PacifiCorp shall notify Buyer of the amount of the Supplies Purchase Price and the Coal Inventory Purchase Price and deliver supporting workpapers to Buyer within 45 days following the Closing Date. Buyer shall, or shall cause one or more Buyer Subsidiaries to, pay to Sellers the Supplies Purchase Price and the Coal Inventory Purchase Price in cash (U.S.$) within 15 days of such notification by wire transfer of immediately available funds to the same account to which the Plant Purchase Price was paid.

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              (c)  RACT Compliance Costs. In addition to the Plant Purchase Price, Buyer shall reimburse Sellers for costs expended between the date of this Agreement and the Closing Date in connection with RACT Compliance, as such costs are described in Section 2.9. Costs reimbursed by Buyer pursuant to this Section 2.6(c) shall not include PacifiCorp's internal costs to the extent they are charged or accounted for in a manner that is inconsistent with the manner in which PacifiCorp has typically charged and accounted for its internal costs associated with the Plant that are partially reimbursed to PacifiCorp in its role as Plant Operator by the Sellers other than PacifiCorp. PacifiCorp shall notify Buyer of the amount of such costs and deliver supporting work papers to Buyer within 45 days following the Closing Date. Buyer shall pay or cause one or more Buyer subsidiaries to pay to Sellers the amount of such RACT Compliance costs in cash (U.S.$) within 15 days of such notification by wire transfer of immediately available funds to the same account which the Plant Purchase Price was paid.

              (d)  Reduction to Reflect Reclamation Accruals. The Plant Purchase Price shall be reduced by an amount equal to the amount that has been accrued by or on behalf of Sellers for reclamation costs at the Centralia Coal Mine as of the Closing Date in the form of liabilities on PacifiCorp's balance sheet and balances held in separate trust accounts by some Sellers. As of the date of this Agreement, Sellers have estimated this amount to be approximately $54,000,000. The parties shall determine this amount based on a final accounting as of the Closing Date,

              (e)  Plant Purchase Price Allocation. No later than ten Business Days prior to the Closing, Buyer and the Sellers Group shall use their reasonable good faith efforts to reach agreement upon the manner in which the Plant Purchase Price is to be allocated among the Assets in accordance with the Internal Revenue Code. Upon any such agreement being reached, the agreed allocation shall be set forth in a schedule (the "Allocation Schedule") to be attached to this Agreement as Schedule 2.6. Sellers and Buyer shall allocate the Plant Purchase Price in accordance with the Allocation Schedule and shall be bound by such allocations for all purposes, shall account for and report the purchases and sales contemplated hereby for all purposes (including, without limitation, financial, accounting, and federal and state tax purposes) in accordance with such allocations, and shall not take any position (whether in financial statements, tax returns, or tax audits, or otherwise), which is inconsistent with such allocations without the prior written consent of the other party, except to the extent, if any, required by applicable Law or generally accepted accounting principles. In the event that Buyer and the Sellers Group do not agree on an allocation of the Plant Purchase Price pursuant to this Section, then the Plant Purchase Price shall be allocated among the Assets in proportion to Sellers' net book value therefor .

              (f)  Certain Post-Closing Adjustments. The Plant Purchase Price shall be subject to the following post-Closing adjustments, but only if such adjustments, in the aggregate, will result in a change in the Plant Purchase Price of $250,000 or more:

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                   (i)     The Plant Purchase Price shall be increased by the amount
     expended by Sellers between the date hereof and the Closing Date for capital additions to or replacements of property, plant and equipment included in the Assets and other expenditures or repairs on property, plant and equipment included in the Assets that would be capitalized by Sellers in accordance with their normal capitalization policies
     (together "Capital Expenditures"), which Capital Expenditures either appear on
     Schedule 2.6(f)(i) or, subject to the provisions of Section 6.3(f), are otherwise deemed reasonably necessary by Sellers for the continued operation or maintenance of the Plant and the Assets or for compliance with Law, provided that such Capital Expenditures shall not include Remediation Measures in respect of Existing Soils Contamination or spare parts, materials and supplies which constitute Supplies, Coal Inventories, or costs of RACT Compliance.

                   (ii)    In order to implement the foregoing, PacifiCorp shall cause to be prepared and shall provide Buyer, as soon as possible after the Closing Date and in no event later than 60 days thereafter, with a schedule setting forth Sellers' Capital
     Expenditures between the date hereof and the Closing Date in reasonable detail so as to permit Buyer to be able to determine the extent to which such Capital Expenditures are or are not listed on Schedule 2.6(f)(i).

Any adjustments to the Plant Purchase Price shall be consistent with the Allocation Schedule (if such schedule has been previously agreed to).

     Section 2.7  License of Non-Transferred Intangible Assets. Although trade names of Sellers are Excluded Assets, such names appear on certain of the Assets, such as certain fixtures and Equipment, and on supplies, materials, stationery and similar consumable items which will be on hand at the Plant at the Closing. Notwithstanding that such names are Excluded Assets, the LLC, Buyer and the Buyer Subsidiaries shall be entitled to use such consumable items for a period of three months following the Closing and shall have up to six months following the Closing to remove such names from fixed Assets, provided that none of such parties shall send correspondence or other materials to third parties on any stationery that contains a trade name or trademark of Sellers or any Affiliates of Sellers. Sellers hereby grant to the LLC and Buyer the irrevocable, fully paid-up, royalty-free, nontransferable, non-exclusive right and license to use, solely in connection with the operation of the Plant, such proprietary computer software of Sellers located at the Plant that is presently used at the Plant's location exclusively in connection with the operation of such Plant and that is an Excluded Asset under Section 2.2(d) or (k), except for such computer software that is designed to be part of a networked computer system providing data processing capabilities or services beyond the Plant in question and provided that in no event shall the LLC or Buyer or any successor have access under such license to Sellers' own computer networks. The licenses contained in this Section 2.7 may, at the Sellers' option, be made the subject of a separate

Page 17 - CENTRALIA PLANT PURCHASE AND SALE AGREEMENT

agreement between the parties, in which case the parties shall negotiate the terms thereof in good faith.

     Section 2.8  Assignment of Rights and Obligations to Buyer Subsidiaries. For purposes of this Agreement, the term "Buyer Subsidiary" shall refer to any direct or indirect subsidiary of Buyer and any constituent partner or participant in Buyer (if Buyer is a partnership, joint venture, consortium or other association or organization) to which any of Buyer's rights and obligations hereunder are assigned in compliance with the requirements of this Section. Notwithstanding any contrary provisions contained herein, the parties hereto agree that, prior to and after the Closing, Buyer, in its sole discretion, may assign any or all of its rights and obligations arising under this Agreement, any Related Agreement or any other agreement contemplated hereby to one or more Buyer Subsidiaries, provided that no such assignment shall relieve Buyer of any obligation or liability to Sellers hereunder or under any Related Agreement or any other agreement contemplated hereby, and provided further that the following shall apply:

              (a)  Buyer will provide Sellers with prior written notice of any such assignment.

              (b)  No such assignment shall be effective if the making of the assignment will result in Sellers' or Buyer's inability to obtain any consent or authorization reasonably required to consummate the transactions contemplated hereby or to avoid economic detriment to Sellers arising from the consummation of such transactions.

              (c)  Each such Buyer Subsidiary that is an assignee of Buyer shall irrevocably appoint Buyer as an authorized representative and agent authorized to act for, to bind and to receive notices and payments on behalf of the Buyer Subsidiaries in all matters arising from or related to this Agreement and the transactions contemplated hereby.

              (d)  Irrespective of any such assignment or the identity of the party or parties executing any Related Agreements or any other agreement contemplated hereby:

                   (i)     Buyer shall remain jointly and severally liable with each
     Buyer Subsidiary to Sellers and to third parties with respect to any Assumed
     Liabilities transferred to or undertaken by a Buyer Subsidiary, and shall remain jointly and severally liable with each Buyer Subsidiary to Sellers with respect to any other covenant, obligation or liability to Sellers hereunder or under any
     Related Agreement or any other agreement contemplated hereby that is transferred to, or undertaken by, a Buyer Subsidiary, including without limitation, the payment of all sums due to Sellers hereunder or under any
     Related Agreement or any other agreement contemplated hereby, it being understood that all such covenants, obligations and liabilities shall constitute the

Page 18 - CENTRALIA PLANT PURCHASE AND SALE AGREEMENT

     direct and primary obligation of Buyer to Sellers (and to third parties in the case of the Assumed Liabilities); and

                   (ii)    Without limiting the generality of the foregoing, if and to the extent that the application of any principle of Law would construe the retention by Buyer of the direct and primary obligation to perform any and all obligations, liabilities or covenants assigned to or assumed or undertaken by a
     Buyer Subsidiary to be a guaranty by Buyer of the Buyer Subsidiary's performance, then Buyer hereby irrevocably, absolutely and unconditionally guarantees to Sellers the full, prompt and faithful performance by such Buyer
     Subsidiary of all covenants and obligations to be performed by such Buyer
     Subsidiary under this Agreement and any Related Agreement or any other agreement contemplated hereby assigned to such Buyer Subsidiary.

              (e)  Buyer further hereby agrees that a separate action or actions may be brought and prosecuted against Buyer for any such covenant, obligation or liability assigned to a Buyer Subsidiary, whether action is brought against the pertinent Buyer Subsidiary or whether such Buyer Subsidiary is joined in any such action or actions (Buyer hereby waiving any right to require Sellers to proceed against a Buyer Subsidiary).

              (f)  Buyer hereby authorizes Sellers, without notice and without affecting Buyer's liability hereunder, from time to time to (i) renew, compromise, extend, accelerate, or otherwise change the terms of any obligations of a Buyer Subsidiary hereunder or under any Related Agreement or any other agreement contemplated hereby with the agreement of such Buyer Subsidiary, (ii) take and hold security for the obligations of any such Buyer Subsidiary and exchange, enforce, waive and release any such security, and (iii) apply such security and direct the order or manner of sale thereof as Sellers in its discretion may determine.

              (g)  Buyer hereby further waives:

                   (i)     Any defense that may arise by reason of the incapacity or
     lack of authority of any Buyer Subsidiary;

                   (ii)    Any defense based upon any Law or legal or equitable
     principle which provides that the obligations of a surety must be neither larger in amount nor in other respects more burdensome than those of the principal;

                   (iii)   Any duty on the part of Sellers to disclose to Buyer any
     facts that Sellers may now or hereafter know about a Buyer Subsidiary; and

                   (iv)    Any right to subrogation, reimbursement, exoneration or
     contribution or any other rights that would result in Buyer being deemed a

Page 19 - CENTRALIA PLANT PURCHASE AND SALE AGREEMENT

     creditor of a Buyer Subsidiary under the federal Bankruptcy Code or any other
     Law, in each case arising from the existence or performance by Buyer of any obligation of a Buyer Subsidiary hereunder or under any Related Agreement or any other agreement contemplated hereby.

     Section 2.9  RACT Compliance. Buyer is aware that commencing in August 1995, the Southwest Washington Air Pollution Control Agency issued and reissued a series of "RACT" Orders pertaining to the Plant. The last such RACT Order was issued in February 1998, and provided for an annual limit of 10,000 tons of sulphur dioxide emissions and specified additional limits on nitrogen dioxide emissions. In order to comply with this RACT Order the Sellers have determined to initiate the actions necessary to install a flue gas desulferization system ("Scrubbers") and certain nitrogen dioxide control equipment ("Burners"). For purposes of this Agreement, the installation of the Scrubbers and the Burners as a means of timely complying with the RACT Order shall be referred to as "RACT Compliance." Upon the Closing, Buyer shall assume project management responsibility for RACT Compliance. Costs of RACT Compliance are estimated by PacifiCorp to be approximately $190,000,000, consisting of payments pursuant to a turn-key contract for installation of the Scrubbers; payments pursuant to a turn-key contract for the installation of the Burners; PacifiCorp's internal costs associated with project management, engineering and support and capitalized interest ("RACT Compliance Costs"). The cost of the Burners is estimated by PacifiCorp to be approximately $17,000,000.

     Section 2.10  Scrubbers. No later than May 31, 1999, PacifiCorp on behalf of itself and the other Sellers shall use its best efforts to negotiate and execute a turn-key contract for Scrubber installation in substantially the form set out in Schedule 2.10 (the "Scrubber Contract") including terms and conditions no less favorable than those contained in the ABB Flakt, Inc. and Stone & Webster Corporation proposal dated April 1, 1999. Absent the written consent of Buyer, Sellers shall maintain the Scrubber Contract in full force and effect without any material breach by the Sellers. At the Closing, the Scrubber Contract shall be assigned by the Sellers and assumed by the LLC and Buyer. If, notwithstanding its best efforts, PacifiCorp is not able to timely enter into the Scrubber Contract or the "target price," "target price contingency amount" (as those terms are defined in the Scrubber Contract) or completion date are different than those provided for in the Scrubber Contract, the Sellers Group must elect, within 30 days of such occurrence, to either: (i) terminate this Agreement or (ii) agree to make the LLC and Buyer economically whole in regard to such difference and/or pay the amount of any such increased price and/or the amount of any fines or civil penalties that are incurred by the LLC and Buyer as a result of not adhering to the milestone associated with a scrubber contract contained in the RACT Order.

     Section 2.11  Escrow. At the Closing, Sellers shall deposit $6,000,000 in an escrow account held by an escrow agent identified by Buyer and acceptable to Sellers. To the extent that total costs ultimately paid pursuant to the Scrubber Contract for activities within the scope

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of the Scrubber Contract executed in accordance with Section 2.10 exceed $150,600,000, 50 percent of such exceedance shall be paid from the escrow account to Buyer and the balance remaining in the escrow account (if any) upon completion or termination of such Scrubber Contract shall be paid over to PacifiCorp on behalf of itself and the other Sellers. Except as provided for herein, Sellers shall have no liability or obligation for the payment of costs of RACT Compliance incurred subsequent to the Closing Date.

     Section 2.12  Burners. If the Closing Date has not previously occurred, no later than January 1, 2000, PacifiCorp on behalf of itself and the other Sellers, shall use its best efforts to negotiate and enter into a turn-key contract for the installation of the Burners ("Burner Contract") on terms reasonably acceptable to Buyer and Sellers other than PacifiCorp. The Burner Contract shall provide that it is freely assignable to the LLC and Buyer and it shall be assigned by the Sellers and assumed by the LLC and Buyer at the Closing. Prior to the Closing Date, absent the written consent of Buyer, Sellers shall maintain the Burner Contract in full force and effect without any material breach by the Sellers.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers hereby represent and warrant to Buyer, as of the date hereof, as follows, except as set forth in Schedules numbered in relation to the Sections set forth below:

     Section 3.1  Authority and Enforceability. The execution, delivery and performance of this Agreement, the Related Agreements and all other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors or other applicable governing body of each Seller; no other corporate act or proceeding on the part of any Seller is necessary to authorize this Agreement or any Related Agreement or any other agreement contemplated hereby or the transactions contemplated thereby. This Agreement has been, and each of the Related Agreements and other agreements contemplated hereby will, as of the Closing, have been, duly executed and delivered by each of Sellers, and this Agreement constitutes, and each Related Agreements and such other agreements when executed and delivered will constitute, a valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in affect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

     Section 3.2  No Breach or Conflict. Subject to the provisions of Sections 3.3(a) and 3.3(b) below regarding private party and governmental consents, and except for compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as

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amended (the "HSR Act"), and any regulatory or licensing Laws applicable to the businesses and assets represented by the Assets, the execution, delivery and performance by Sellers of this Agreement and the Related Agreements and any other agreements contemplated hereby do not: (a) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or Bylaws or similar charter documents (the "Charter Documents") of Sellers; (b) contravene any Law presently in effect or cause the suspension or revocation of any License presently in effect, which affects or binds Sellers or any of their properties, except where such contravention, suspension or revocation will not have a Material Adverse Effect (as defined below) on the LLC Interests or the Assets and will not affect the validity or enforceability of this Agreement, the Related Agreements or any other agreement contemplated hereby or the validity of the transactions contemplated hereby and thereby; or (c)  conflict with or result in a breach of or a default (with or without notice or lapse of time or both) under any material agreement or instrument to which Sellers are a party or by which they or any of their properties may be affected or bound, the effect of which conflict, breach, or default, either individually or in the aggregate, would be a Material Adverse Effect on the Assets or the LLC Interests. As used herein, a "Material Adverse Effect": (w) when used with respect to the LLC Interests, means a material adverse effect on the value or transferability of the LLC Interests, (x) when used with respect to the Assets, means a material adverse effect on the Assets and on the operation thereof, taken as a whole; (y) when used with respect to any portion of the Assets (including, without limitation, the Plant), means a material adverse effect on such portion of the Assets and on the operation thereof, taken as a whole; and (z) when used with respect to a Person, such as a Seller or Buyer, means a material adverse effect on the business, condition (financial or otherwise) and results of operations of such Person taken as a whole (including any subsidiaries of such entity) or on the ability of such Person to consummate the transactions contemplated hereby.

     Section 3.3  Approvals.

              (a)  Except as set forth in Schedule 3.3(a), the execution, delivery and performance by Sellers of this Agreement, the Related Agreements and any other agreements contemplated hereby do not require the authorization, consent or approval of any non-governmental third party of such a nature that the failure to obtain the same would have a Material Adverse Effect on the LLC Interests, the Assets or the Plant substantially as they have heretofore operated.

              (b)  Except as set forth in Schedule 3.3(b), the execution, delivery and performance by Sellers of this Agreement, the Related Agreements and any other agreements contemplated hereby do not require the authorization, consent, approval, certification, license or order of, or any filing, with, any court or Governmental Body of such a nature that the failure to obtain the same would have a Material Adverse Effect on the LLC Interests or the Assets.

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     Section 3.4  Permits. Except as set forth in Schedule 3.4, at the date hereof to Sellers' Knowledge, Sellers possess all Licenses necessary for their operation of the Plant at the locations and in the manner presently operated, other than those the absence of which would not have a Material Adverse Effect on the LLC Interests or the Assets. A true and correct copy of each such License has previously been delivered to or made available for inspection by Buyer.

     Section 3.5  Compliance with Law. Except as set forth in Schedule 3.5, and except for the matters that are the subject of Sections 3.4 and 3.6 and the Schedules, if any, related thereto, to Sellers' Knowledge, Sellers are in compliance in all material respects with all pertinent Laws and Licenses related to the ownership and operation of the LLC Interests or the Assets, other than violations that would not, individually or in the aggregate, have a Material Adverse Effect on the ownership, use or operation of the LLC Interests or the Assets or on the ability of Sellers to execute and deliver this Agreement, the Related Agreements or any other agreements contemplated hereby and consummate the transactions contemplated hereby and thereby.

     Section 3.6  Hazardous Materials. To Sellers' Knowledge, except as disclosed by the "Phase I" and Phase II" environmental site assessments prepared by Sellers' outside environmental consultants and made available for inspection by Buyer, or as otherwise disclosed on Schedule 3.6:

              (a)  There has not been a Release of Hazardous Material on or otherwise affecting the Assets (other than Releases involving de minimis quantities of Hazardous Materials) that: (i) constitutes an unremedied material violation of any Environmental Law by Sellers or by any third party if the effect of such violation by such third party imposes a current remediation obligation on the part of Sellers; (ii)  currently imposes any material release-reporting obligations on Sellers under any Environmental Law that have not been or are not being complied with; or (iii) currently imposes any material clean-up or remediation obligations of Sellers under any Environmental Law.

              (b)  Sellers, during at least the last three years, have complied, and currently are in compliance, in all material respects, with all Environmental Laws that govern the Assets;

              (c)  Sellers have all material Licenses required under Environmental Laws for its operation of the Assets, are in compliance in all material respects with all such Licenses and during the three-year period preceding the date of this Agreement have not received any notice that: (i)  any such existing Licensing will be revoked; or (ii) any pending application for any new such License or renewal of any existing Licensing will be denied;

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              (d)  Sellers have not received any currently outstanding written notice of any material proceedings, action, or other claim or liability arising under any Environmental Laws (including, without limitation, notice of potentially responsible party status under the Comprehensive Environmental Response, Compensation, and Liability Act , 42 U.S.C. Sections 9601 et seq. or any state counterpart) from any Person or Governmental Body regarding the Assets; and

              (e)  No portion of the Assets has ever contained an underground storage tank, surface impoundment or similar device used for the management of wastewater, or other waste management unit dedicated to the disposal, treatment, or long-term (greater than 90 days) storage of Hazardous Materials.

     Section 3.7  Title to Personal Property. Sellers have good and defensible title, or valid and effective leasehold rights in the case of leased property, to the LLC Interests and all tangible personal property included in the Assets to be sold, conveyed, assigned, transferred and delivered to the LLC, Buyer or a Buyer Subsidiary, as the case may be, by Sellers, free and clear of all liens, charges, claims, pledges, security interests, equities and encumbrances of any nature whatsoever, except for those created or allowed to be suffered by Buyer or such Buyer Subsidiary and except for the following (individually and collectively, the "Permitted Encumbrances"): (i) the lien of current taxes not delinquent, (ii) liens listed on Schedule 3.7, (iii) the Assumed Liabilities, (iv) such consents, authorizations approvals and Licenses referred to in Section 3.3(a), 3.3(b) and 3.4, and (v) liens, charges, claims, pledges, security, interests, equities and encumbrances which will be discharged or released either prior to, or substantially simultaneously with, the Closing Date and other liens and possible minor matters that in the aggregate are not substantial in amount and do not materially detract from or interfere with the present or intended use of such property.

     Section 3.8  Independent Engineer Report. Sellers have reviewed the report, dated July 22, 1998, (the "Independent Engineer Report") of the independent engineers retained to assist the bidders in the Auction in their respective evaluations of the Assets, and while Sellers have not independently verified the information and data contained therein, to Sellers' Knowledge, except as may be set forth in Schedule 3.8, there is no misstatement of facts contained in the sections of the Independent Engineer Report specified in Schedule 3.8, other than matters which individually or in the aggregate do not have a Material Adverse Effect on the Assets.

     Section 3.9  Contracts. Except for such matters which individually and in the aggregate do not have a Material Adverse Effect on the LLC Interests or the Assets, or except as otherwise disclosed on Schedule 3.9, to Sellers' Knowledge (a) there is no liability to any third party by reason of the default by Sellers under any Assumed Contract, (b) Sellers have not received notice that any Person intends to cancel or terminate any Assumed Contract, and (c) all of the Assumed Contracts are in full force and effect; provided that notwithstanding the

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foregoing representations and warranties, Sellers make no separate representation or warranty under this Section 3.9 respecting compliance with the provisions of Laws generally, Hazardous Materials, title to or condition of property, Licenses, environmental conditions or Environmental Laws, it being the intent of the parties that warranties respecting such matters shall be made exclusively under the provisions of Sections 3.4, 3.5, 3.6, and 3.7. Sellers have previously made available for inspection by Buyer true and complete copies of all written Assumed Contracts except where the failure to so deliver a copy thereof will not have a Material Adverse Effect on Buyer.

     Section 3.10  Litigation. Except for (a) ordinary routine claims and litigation incidental to the businesses represented by the Assets (including, without limitation, actions for negligence, workers' compensation claims and the like), (b) Governmental Body inspections and reviews customarily made of businesses such as those operated from the Plant, (c) proceedings before regulatory authorities, and (d) as set forth on Schedule  3.10, there are no actions, suits, claims or proceedings pending, or to Sellers' Knowledge, threatened against or affecting the LLC Interests or the Assets or relating to the operations of the Assets, at law or in equity, or before or by any Governmental Body. Except as disclosed on Schedule 3.10, there is no condemnation proceeding pending or, to Sellers' Knowledge, threatened against any of the LLC Interests or the Assets.

     Section 3.11  Plant Data. Attached hereto as Schedule 3.11, is the following selected historical operating or performance data of the generating units included in the Assets (the "Operating Data"): (i) PacifiCorp's most recent recorded measurement of the "dependable operating capacity" (as defined in such Schedule) of each such unit for which PacifiCorp has historical records of such measurements and the dependable operating capacity recorded by PacifiCorp at such time in accordance with the procedures and parameters described in such Schedule; (ii) PacifiCorp's most recent annual so-called "wide-open valve heat rate test" for each such unit and the outcomes of such tests recorded by PacifiCorp, subject to the procedures, parameters and assumptions that are further described in such Schedule; and (iii) the last major scheduled turbine overhaul recorded for each unit included in the Assets and the results recorded by PacifiCorp, if any (as part of its customary overhaul procedure), of a so-called "wide-open valve heat rate test" immediately prior to such overhaul and immediately after such overhaul, subject to the procedures, parameters and assumptions that are further described in such Schedule. To Sellers' Knowledge, the measurements and tests referred to in clauses (i) through (iii) above were all conducted in accordance with practices reasonably likely to result in information that was materially accurate as of the dates on which it was recorded, subject to the accuracy of the measurement devices used and the other assumptions and qualifications contained in such Schedule. Since the date of the Independent Engineer Report referred to in Section 3.8, Sellers have operated the Plant only in the usual and ordinary course, except as identified in Schedule 3.11, and there has not been:

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               (a)  Any material casualty, physical damage, destruction or physical loss respecting, or, to Sellers' Knowledge, material adverse change in the physical condition of, the Plant, subject to ordinary wear and tear and to routine maintenance;

               (b)  Any sale or other disposition other than in the ordinary course of business of any fixed Asset that has a net book value in excess of $100,000;

               (c)  Any material pledge or imposition of lien on any of such Assets, except for such as will be removed as of the Closing or except for Permitted Encumbrances; or

               (d)  Any material amendment (other than general amendments which the insurance carrier makes for a category of policy) or termination or failure to renew any material insurance covering the Assets.

     Section 3.12  Brokers. Except as shown on Schedule 3.12, no broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements or arrangements or commitments written or oral, made by or on behalf of Sellers. Sellers shall be solely responsible for the payment of any such fee or commission to any Person listed on Schedule 3.12.

     Section 3.13  Assets Used in the Operation of the Plant. Except as delineated on Schedule 3.13, there are no material assets or properties that are used in and necessary for the conduct of the operations of the Plant that are owned by Sellers and that individually or in the aggregate are necessary for the operation of the Assets as currently operated by Sellers that are not included in the Assets.

     Section 3.14  Option Rights. None of the Persons constituting Sellers retain any rights of first refusal, option rights or other similar rights to purchase all or any portion of the LLC Interests or the Assets in connection with a contribution of the Assets to the LLC or a sale of the LLC Interests to the Buyer pursuant to this Agreement.

     Section 3.15  Real Property. The Owned Real Property and Easements constitute all the real property that is necessary for the ownership and operation of the Plant pursuant to good industry practices. As of the Closing Date, Sellers will have good, valid and marketable title to all such real property free and clear of all liens, mortgages, deed restrictions, charges, claims, pledges, security interests, equities and encumbrances that could materially affect the value of such real property or the use of such real property in connection with the ownership and operation of the Plant.

     Section 3.16  Year 2000 Readiness. PacifiCorp hereby represents and warrants to Buyer that except as delineated on Schedule 3.16, all of the hardware, software and firmware

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product (including embedded microcontrollers in non-computer equipment) which are included in the Assets (the "Computer Systems") are (and will remain) Year 2000 Ready and will reliably operate the Assets into the Year 2000, and that Computer Systems delineated on Schedule 3.16 are either not necessary for the reliable operation of the Assets into the Year 2000 or will be made Year 2000 Ready prior to January 1, 2000. For purposes hereof, "Year 2000 Ready" shall mean a Computer System or component thereof that has been determined to be suitable for continued use into the Year 2000, but is not necessarily Year 2000 compliant, which implies fully correct date manipulations. PacifiCorp has developed and will maintain and implement a plan to achieve Year 2000 Readiness using standard industry practices and shall consult and cooperate with the Buyer regarding such implementation during the period prior to the Closing Date.

     Section 3.17  Taxes. Those Sellers which are for-profit corporations hereby warrant to Buyers that such Sellers have filed all returns required to be filed by them with respect to Taxes, and such Sellers have paid all Taxes that have become due, except where such Tax is being contested in good faith by appropriate proceedings. Sellers which are for-profit corporations have complied with all applicable laws, rules and regulations relating to withholding of Taxes and have, within the time and manner prescribed by law, paid over to the proper governmental authorities all amounts so withheld. All tax returns filed by such Sellers are true, correct and complete. None of the Assets is property that is required to be treated as being owned by any other person pursuant to the so-called "safe harbor lease" provision of former Section 168(h) of the Internal Revenue Code of 1954, and none of the Assets is "tax-exempt use" property within the meaning of Section 103(a) of the Internal Revenue Code. Those Sellers which are for-profit corporations are not "foreign persons" as defined in Internal revenue Code Section 1445(f)(3). Schedule 3.17 sets forth the taxing authorities to which notification of any of the transaction contemplated by this Agreement must be made or which require the Buyer to withhold any portion of the Plant Purchase Price. Those Sellers which are for-profit corporations do not have any liability pursuant to Section 6901 of the Internal Revenue Code or otherwise under applicable state or federal law by virtue of the acquisition by it of any of the Assets (or interest or interests therein), and Buyer will not be subject to such liability as a result of any of the transactions contemplated by this Agreement.

     Section 3.18  LLC Interests. The LLC Interests that Sellers will transfer to Buyer at the Closing constitute Sellers' entire interest in the LLC and the Assets.

     Section 3.19  Liability. Prior to the Closing, the LLC has no direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, liability for Taxes, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured, due or to become due or otherwise.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Sellers, as of the date hereof, as follows, except as set forth in Schedules numbered in relation to the Sections set forth below:

     Section 4.1  Organization and Corporate Power. Buyer is a corporation duly incorporated and validly existing under the Laws of, and is authorized to exercise its corporate powers, rights and privileges and is in good standing in, the State of Washington and has full corporate power to carry on its business as presently conducted and to own or lease and operate its properties and assets now owned or leased and operated by it and to perform the transactions on its part contemplated by this Agreement and all other agreements contemplated hereby.

     Section 4.2  Authority and Enforceability. The execution, delivery and performance of this Agreement, the Related Agreements and any other agreements contemplated hereby and the consummation of the transaction contemplated hereby and thereby have been duly authorized by the board of directors of Buyer; no other corporate act or proceeding on the part of Buyer is necessary to authorize this Agreement, any Related Agreement any other agreement contemplated hereby, or the transactions contemplated hereby and thereby. This Agreement has been, and each of the Related Agreements and other agreements contemplated hereby will, as of the Closing, have been, duly executed and delivered by Buyer, and this Agreement constitutes, and each Related Agreement and such other agreement when executed and delivered will constitute, a valid and binding obligation of Buyer, enforceable against Buyer, in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

     Section 4.3  No Breach or Conflict. Subject to the provisions of Sections 4.4(a) and 4.4(b) below regarding private party and governmental consents, and except for compliance with the requirements of the HSR Act and any regulatory or licensing Laws applicable to the businesses and assets represented by the Assets, the execution, delivery and performance by Buyer and the Buyer Subsidiaries of this Agreement, the Related Agreements and any other agreement contemplated hereby do not: (a) conflict with or result in a breach of any of the provisions of the Charter Documents of Buyer or any Buyer Subsidiary; (b) contravene any Law or cause the suspension or revocation of any License presently in effect, which affects or binds Buyer or any Buyer Subsidiary or any of their material properties; or (c) conflict with or result in a breach of or default under any material agreement or instrument to which Buyer or any Buyer Subsidiary is a party or by which it or they or any of their properties may be affected or bound.

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     Section 4.4  Approvals.

              (a)  Except as set forth on Schedule 4.4(a), the execution, delivery and performance by Buyer and any Buyer Subsidiary of this Agreement, the Related Agreements and any other agreement contemplated hereby do not require the authorization, consent or approval of any non-governmental third party.

              (b)  Except as set forth on Schedule 4.4(b), the execution, delivery and performance by Buyer and any Buyer Subsidiary of this Agreement, the Related Agreements and any other agreement contemplated hereby do not require the authorization, consent, approval, certification, license or order of, or any filing with, any court or Governmental Body, to consummate the transactions contemplated hereby and to permit Buyer to acquire the LLC Interests and the LLC to acquire the Assets and to generate electricity therefrom for sale.

     Section 4.5  Litigation. Except as set forth on Schedule 4.5, there are no actions, suits, claims or proceedings pending, or to Buyer's Knowledge, threatened against Buyer or any Buyer Subsidiary likely to impair the consummation of the transactions contemplated thereby or otherwise material to such transactions or to Buyer or any Buyer Subsidiary, and Buyer is not aware of facts likely to give rise to such litigation.

     Section 4.6  Brokers. Except as set forth on Schedule 4.6, no broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon any agreements or arrangements or commitments, written or oral, made by or on behalf of Buyer. Buyer shall be solely responsible for the payment of any such fee or commission to any Person listed on Schedule 4.6.

     Section 4.7  Exculpation. BUYER AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ASSETS ARE BEING SOLD ON AN "AS IS" BASIS AND IN "WITH ALL FAULTS" CONDITION, AND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLERS MAKES NO WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE FITNESS, MERCHANTABILITY, OR SUITABILITY OF THE ASSETS FOR ANY PARTICULAR PURPOSE OR THE OPERATION OF THE ASSETS BY BUYER.

     Section 4.8  Financing. Buyer has liquid capital or committed sources therefor sufficient to permit it and the pertinent Buyer Subsidiaries, if any, and the LLC to perform timely its or their obligations hereunder, under the Related Agreements and under any other agreements contemplated hereby.

     Section 4.9  No Knowledge of Sellers' Breach. Buyer has no Knowledge of any

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breach of any representation or warranty by Sellers or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligation hereunder. Buyer shall notify Sellers as promptly as practicable if any such information comes to its attention prior to Closing.

     Section 4.10  Qualified for Licenses. To Buyer's Knowledge, Buyer and any pertinent Buyer Subsidiary and the LLC are, or by Closing will be, qualified to obtain any Licenses necessary for the operation by Buyer, such Buyer Subsidiary or the LLC of the Assets as of the Closing in substantially the same manner as the Assets are presently operated by Sellers.

     Section 4.11  Buyer Subsidiaries.

               (a)  As of the Closing, each Buyer Subsidiary will be an entity duly organized, validly existing and in good standing under the Laws of its state of incorporation. Each Buyer Subsidiary will at the Closing have all requisite power and authority to carry on its business as then conducted and to own or lease and operate its properties and assets then owned or leased and operated by it and to perform the transactions on its part contemplated by this Agreement and all other agreements contemplated hereby.

               (b)  The governing body of each Buyer Subsidiary and, if required, its shareholders or other owners, will have, by the date of the Closing, duly and effectively authorized (i) the purchase of the LLC Interests to be purchased by such Buyer Subsidiary, and (ii) the execution, delivery and performance of this Agreement, the Related Agreements and any other agreements contemplated hereby and thereby to which such Buyer Subsidiary is a party. No other organizational act or proceeding on the part of any Buyer Subsidiary, its governing body or its shareholders or other owners will be necessary to authorize this Agreement, any Related Agreement or other agreement contemplated hereby and thereby or the transactions contemplated hereby and thereby.

               (c)  This Agreement, the Related Agreements and all other agreements contemplated hereby and thereby to which any Buyer Subsidiary is a party will, as of the Closing, have been duly executed and delivered by each such Buyer Subsidiary, and each such agreement, when executed and delivered will constitute, a valid and binding obligation of such Buyer Subsidiary, enforceable against such Buyer Subsidiary in accordance with its terms, except as it may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

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ARTICLE 5
COVENANTS OF EACH PARTY

     Section 5.1  Efforts to Close.

              (a)  Reasonable Efforts. Subject to the terms and conditions herein provided including, without limitation, Articles 8 and 9 hereof, each of the parties hereto agrees to take all reasonable actions and to do all reasonable things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including the satisfaction of all conditions thereto set forth herein and including, without limitation, enforcing the provisions of the Auction Protocol Agreements entered into with those proposing to bid to purchase the Plant. Such action shall also include, without limitation, exerting their reasonable efforts to obtain the consents, authorizations and approvals of all private parties and Governmental Bodies whose consent is reasonably necessary to effectuate the transactions contemplated hereby, and effecting all other necessary registrations and filings, including, without limitation, filings under Laws relating to the transfer, reissuance or otherwise obtaining of necessary Licenses, under the HSR Act and all other necessary filings with any Governmental Bodies. Sellers shall cooperate with Buyer's efforts to obtain the requisite Licenses and regulatory consents, provided Sellers shall not be obligated to incur any liabilities or assume any obligations in connection therewith. Other than Buyer's and Sellers' obligations under Section 5.3, no party shall have any liability to the other parties if, after using its reasonable commercial efforts, it is unable to obtain any consents, authorizations or approvals necessary for such party to consummate the transactions contemplated hereby. As used herein, the terms "reasonable efforts" or "reasonable actions" do not include the provision of any consideration to any third party, the commencement of litigation or the suffering of any economic detriment to a party's ongoing operations for the procurement of any such consent, authorization or approval except for the costs of gathering and supplying data or other information or making any filings, the fees and expenses of counsel and consultants and the customary fees and charges of Governmental Bodies. Sellers shall fully cooperate with Buyer regarding the making of offers of employment to employees whose principal work location is at the Plant and Buyer's hiring of such employees and Sellers shall use reasonable efforts to facilitate the orderly hiring of such employees. Furthermore, Sellers and Buyer shall execute and deliver such other agreements, documents and instruments as are required to be delivered by such party or prior to closing to effectuate the transactions contemplated by this Agreement.

              (b)  Control Over Proceedings. All analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party before any Governmental Body (other than any governing board or other governing body of any of the publicly owned utility Sellers) in connection with the approval of the transactions contemplated hereby shall be subject to the joint approval or disapproval and the joint control of Buyer and the Sellers, it being the intent that the Parties will consult and

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cooperate with one another, and consider in good faith the views of one another, in connection with any such analysis, appearance, presentation, memorandum, brief, argument, opinion and proposal; provided that nothing will prevent a party from responding to a subpoena or other legal process as required by Law or submitting factual information in response to a request therefor. Each Party will promptly provide the other with copies of all written communications from Governmental Bodies relating to the approval or disapproval of the transactions contemplated by the Agreement and the Related Agreements. The Sellers will promptly report to Buyer with respect to matters and events involving Governmental Bodies that could have a Material Adverse Effect on the LLC Interests or the Assets and shall timely provide Buyer with copies of relevant documents and notices. Sellers shall consult and cooperate with Buyer in good faith in regard to such matters and events and incorporate Buyer's suggestions where they deem reasonably appropriate. Provided, however, nothing herein shall limit Buyer's ability to intervene or otherwise participate in regulatory proceedings related to the LLC Interests or the Assets.

     Section 5.2  Post-Closing Cooperation. After the Closing, upon prior reasonable written request, each party shall cooperate with the other parties in furnishing records, information, testimony and other assistance in connection with any inquiries, actions, audits, proceedings or disputes involving any of the parties hereto (other than in connection with disputes between the parties hereto) and based upon contracts, arrangements or acts of Sellers which were in effect or occurred on or prior to Closing and which relate to the LLC Interests or the Assets, including, without limitation, arranging discussions with (and the calling as witness of) officers, directors, employees, agents, and representatives of the LLC, Buyer and Buyer Subsidiaries. The requesting party shall in each instance be responsible for payment of any costs and expenses incurred by any other party in affording such cooperation, including any out-of-pocket expenses incurred by such party to third parties; provided, however, that in no event shall the costs and expenses for which any such requesting party shall be liable include any wages or other benefits paid or provided by any such cooperating party to its officers, directors or employees.

     Section 5.3  Expenses. Whether or not the transactions contemplated hereby or by the Related Agreements are consummated, except as otherwise provided in this Agreement and the Related Agreements, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby or thereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing:

              (a)  Costs associated with preliminary title reports and title insurance policies shall be borne by Sellers up to the costs that would have been incurred had the title policies been standard coverage policies of title insurance, and the remaining costs, if any, including costs for extended coverage and any endorsements shall be borne by Buyer (except that any costs of surveys that are reasonably required shall be borne by Sellers);

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              (b)  All costs of the "Phase I" and "Phase II" environmental site assessments provided by Sellers to Buyer shall be borne by Sellers, and except as specifically set forth herein, any additional environmental investigations shall be borne by Buyer;

              (c)  Costs associated with the Independent Engineer Report within the scope of its initial engagement shall be borne by Sellers, and additional costs for services requested by Buyer, if any, shall be borne by Buyer;

              (d)  Documentary transfer taxes will be borne by Sellers, and recording costs and charges respecting real property will be borne one-half by Buyer and one-half by Sellers;

              (e)  All fees and charges of Governmental Bodies shall be borne by the party incurring the fee or charge, except that all fees and charges of Governmental Bodies in connection with the transfer, issuance or authorization of any License shall be borne by Buyer; and

              (f)  All liabilities or obligations for Taxes in the nature of sales or use taxes or real estate excise taxes incurred as a result of the contribution of the Assets to the LLC or the sale of the LLC Interests hereunder to Buyer shall be borne by Buyer.

              (g)  Each party will bear its own expenses in preparing regulatory filings (including without limitation its own HSR Act filings) and seeking required consents and approvals.

All such charges and expenses shall be promptly settled between the parties at the Closing or upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.

     Section 5.4  Employees.

              (a)  Assumption of Collective Bargaining Agreements. PacifiCorp shall assign and the LLC and Buyer shall assume the obligations of the employer to the employees at the Plant under the collective bargaining agreement with IBEW Local 125 (the "Collective Bargaining Agreement").

              (b)  Transferred Employees. Buyer shall, no later than three months following the date of this Agreement, notify Sellers of the names of employees not covered by the Collective Bargaining Agreement whose principal work location is at the Plant to whom Buyer will make offers of employment. Except as provided in this Agreement, such offers shall be on such terms as Buyer shall decide. Sellers shall cooperate with Buyer regarding the making of such offers of employment and shall use reasonable efforts, within the meaning of

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Section 5.1(a), to facilitate the orderly hiring by Buyer of such employees. Employees of Seller with a principal work location at the Plant who accept Buyer's offer and who are not Union Employees ("Transferred Employees") shall commence employment with Buyer on the Closing Date.

              (c)  Nonsolicitation. Except to the extent that refraining from doing so would be inconsistent with the provisions of the Collective Bargaining Agreement, without the prior consent of Buyer, Sellers shall refrain and PacifiCorp, Avista Corporation and Puget Sound Energy, Inc. shall use their best efforts to cause any Affiliate to refrain, from offering or otherwise making available any employment or transfer from the date of this Agreement through the date that is 12 months following the Closing Date to any employee whose principal work location is at the Plant as of the date of this Agreement.

              (d)  Benefits in General. Buyer shall provide the Transferred Employees with Benefit Plans that are comparable, in the aggregate, to the Benefit Plans of PacifiCorp covering them just prior to the Closing Date but are no less favorable than those provided by the Buyer to its similarly situated employees. Such Benefit Plans provided by Buyer shall include, but not be limited to, a defined benefit pension plan and a group health plan that provides medical, dental, and vision coverage. The Transferred Employees and their dependents shall be eligible for immediate participation on the Closing Date in such group health plan of Buyer, with no preexisting condition limitations. Amounts incurred prior to the Closing Date by the Transferred Employees and their dependents toward deductibles and out-of-pocket limits shall be counted by Buyer toward parallel limits under its Benefit Plans. Buyer shall give credit to the Transferred Employees for service with Seller for purposes of eligibility to participate and vesting under Buyer's defined benefit pension plan and any other retirement plans of Buyer and for purposes of benefit accruals under Buyer's paid time-off and other service-based welfare benefit plans. Buyer shall provide post-retirement welfare benefits to Transferred Employees and Union Employees that are comparable to those provided to such employees under Sellers' Benefit Plans.

              (e)  Transition of Pension Benefits. Sellers shall cause the PacifiCorp Retirement Plan to make available to each Transferred Employee and to each Union Employee a lump sum distribution equal to the actuarial equivalent present value of the employee's accrued benefit under the terms of such plan as of the Closing Date. Buyer shall cause its defined benefit pension plan to accept, for a period of 90 days beginning on the Closing Date, a direct rollover of the entire lump sum distribution elected by a Transferred Employee or Union Employee and to provide to each employee making such an election a life annuity benefit that is no less than the life annuity benefit accrued under the PacifiCorp Retirement Plan as of the Closing Date, including any increases in compensation from the Closing Date to the date of the employee's termination of all employment with the controlled group of corporations of which the Buyer is a member. The Purchase Price provided by Section 2.6 has been reduced by U.S. $1,000,000 in the aggregate for this Agreement and the Centralia Coal

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Mine Purchase and Sale Agreement of even date herewith, on account of the obligation described in the preceding sentence. If counsel to Buyer and counsel to Sellers agree there is a material risk that the provisions of this paragraph (e) will prevent Buyer's defined benefit pension plan from qualifying under Section 401(a) of the Internal Revenue Code, the parties shall agree upon an alternative which achieves, in the opinion of an actuarial firm, substantially the same economic result for each party as well as affected employees. Such actuarial firm shall be selected jointly by Buyer and Sellers or, if they cannot agree on such selection, by the actuarial firms selected by each of them.

              (f)  Severance. In the event a Transferred Employee is involuntarily terminated from employment with Buyer within two years after the Closing Date, Buyer shall pay such Transferred Employee a severance benefit equal to an amount based on the employee's compensation level (the "Guideline Severance") plus an additional amount based on the employee's length of service (the "Service-Based Severance). The Guideline Severance shall be determined under the following table based on the employee's annual base salary plus target annual bonus level in effect at the time of termination from employment with Buyer:
Base Salary Plus Target Bonus	Severance Amount
$30,000 or less $30,001 to $45,000 $45,001 to $60,000 $60,001 to $75,000 $75,001 to $100,000 over $100,000	1 month's base salary 2 month's base salary 3 month's base salary 4 month's base salary 5 month's base salary 6 month's base salary

The Service-Based Severance shall be one week of base salary for each year of service. For this purpose, year of service means the number of completed 12-month periods between the employee's original date of hire with Seller and the date of employment termination with Buyer.

              (g)  Workers' Compensation and Disability. Seller shall retain the obligation to provide disability and workers compensation benefits with respect to Plant employees who do not become employed by Buyer. Buyer shall provide disability and workers compensation benefits to Transferred Employees and Union Employees. In addition, Buyer shall use reasonable efforts, within the meaning of 5.1(a), to provide return-to-work opportunities for Plant employees for whom Seller retained the obligation to provide disability and workers compensation benefits.

ARTICLE 6
ADDITIONAL COVENANTS OF SELLERS

     Sellers hereby additionally covenant, promise and agree as follows:

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     Section 6.1  Access. Provided that Buyer has complied with each and every provision thereof, PacifiCorp, on behalf of the Sellers, shall, in accordance with the terms and subject to the conditions of that certain Auction Protocols Agreement by and among Buyer and Sellers, afford Buyer, and the counsel, accountants and other representative of Buyer, reasonable access, throughout the period from the date hereof to the Closing Date, to the Assets and the managerial and technical personnel associated therewith and all the properties, books, contracts, commitments, and records included in the Assets which Sellers have in their possession or to which they have access in order to facilitate transition planning. Such records shall include, but not be limited to, personnel records with respect to employees whose principal work location is at the Plant. Such access shall be afforded to Buyer after no less than 24 hours' prior written notice, during normal business hours and only in such manner as not to disturb or interfere with the normal operation of Sellers, and may include, without limitation, discussion and access relating to Buyer's engineering of Plant air pollution and other modifications Buyer plans to construct after Closing. In addition, with the reasonable approval of the Sellers Group, during the period prior to the Closing Date, Buyer make modifications to the Assets at Buyer's sole cost and expense in order to reduce the requirement for transition services provided for in Section 6.9. PacifiCorp's covenants under this Section are made with the understanding that Buyer shall use all such information in compliance with all Laws. The foregoing notwithstanding, Buyer acknowledges and agrees that Buyer's access to the books and records of the Assets shall not include access to, and PacifiCorp shall not have any obligation to deliver to Buyer, any information concerning any alleged dispute or any pending litigation, investigation or proceeding involving Sellers or their Affiliates that is protected by or subject to the attorney-client privilege, or the disclosure of which is restricted by an agreement entered into in connection with such dispute, litigation, investigation or proceeding or an order entered by any court.

     Section 6.2  Updating. Sellers shall notify Buyer of any changes or additions to any of Sellers' Schedules to this Agreement with respect to the Assets or Assumed Liabilities related thereto by the delivery of updates thereof, if any, as of a reasonably current date prior to the Closing not later than three Business Days prior to the Closing. No such updates made pursuant to this Section shall be deemed to cure an inaccuracy of any representation or warranty made in this Agreement as of the date hereof, unless Buyer specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by Buyer of any condition set forth in this Agreement. Without limiting the generality of the foregoing, Sellers shall notify Buyer reasonably promptly of the occurrence of any material casualty, physical damage, destruction or physical loss respecting, or, to Sellers' Knowledge, material adverse change in the physical condition of, the Plant, not including ordinary wear and tear and routine maintenance.

     Section 6.3  Conduct Pending Closing. Prior to consummation of the transactions contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, unless Buyer shall otherwise consent in writing, which consent shall not be unreasonably

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withheld or delayed, and except for actions taken pursuant to Assumed Contracts, or which are required by Law or arise from or are related to the anticipated transfer of the Assets or as otherwise contemplated by this Agreement or disclosed in Schedule 6.3 or another Schedule to this Agreement, Sellers shall:

              (a)  Operate and maintain the Assets only in the usual and ordinary course, materially consistent with practices followed prior to the execution of this Agreement;

              (b)  Except as required by their terms, not amend, terminate, renew, or renegotiate any existing material Assumed Contract or enter into any new Assumed Contract, except in the ordinary course of business and consistent with practices of the recent past, or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligation under any such contracts;

              (c)  Not (i) sell, lease, transfer or dispose of, or make any contract for the sale, lease, transfer or disposition of, the LLC Interests or any assets or properties which would be included in the Assets, other than sales in the ordinary course of business which would not individually, or in the aggregate, have a Material Adverse Effect upon the operations or value of the Plant or the LLC Interests; (ii) incur, assume, guaranty, or otherwise become liable in respect of any indebtedness for money borrowed which would result in the LLC or Buyer assuming such liability hereunder after the Closing; (iii) delay the payment and discharge of any liability which, upon Closing, would be an Assumed Liability, because of the transactions contemplated hereby; or (iv) encumber or voluntarily subject to any lien any Asset or LLC Interest (except for Permitted Encumbrances); or (v) sell, lease, transfer or dispose of, to any Seller or any Affiliate of any Seller, any LLC Interest or any assets or properties which would be included in the Assets, or remove any such assets or property to or for the benefit of any Seller or any Affiliate of any Seller;

              (d)  Maintain in force and effect the material property and liability insurance policies related to the Assets;

              (e)  Subject to Section 6.2, not take any action which would cause any of Sellers' representations and warranties set forth in Article 3 to be materially false as of the Closing;

              (f)  Not make Capital Expenditures, other than those contemplated on Schedule 2.6(f)(i), which would, pursuant to the provisions of Section 2.6(f), result in an upward adjustment of the Purchase Price pursuant to Section 2.6(f)(i) in excess of $1,000,000 in the aggregate, except for purchases under agreements in existence as of the date hereof that would constitute Assumed Liabilities as of such date, Capital Expenditures set forth on Schedule 2.6(f)(i), or Capital Expenditures otherwise approved in writing by Buyer;

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              (g)  Not (i) adopt any new plan or program for severance, continuation or termination pay for employees at the Plant, (ii) enter into any new collective bargaining agreement or any amendment to the existing collective bargaining agreement for employees at the Plant, (iii) increase benefits payable under any Benefit Plan, (iv) increase compensation payable to employees at the Plant, (v) represent to any employee at the Plant that Buyer would assume or continue to maintain any Benefit Plan after the Closing Date, or (vi) hire out or transfer any employees to or from the Plant unless essential to maintain the business or operations of the Plant.

Provided that nothing in this Section shall (i) obligate Sellers to make expenditures other than in the ordinary course of business and consistent with practices of the recent past or to otherwise suffer any economic detriment, (ii)  preclude Sellers from paying, prepaying or otherwise satisfying any liability which, if outstanding as of the Closing Date, would be an Assumed Liability or an Excluded Liability, (iii) preclude Sellers from incurring any liabilities or obligations to any third party in connection with obtaining such party's consent to any transaction contemplated by this Agreement, the Related Agreements or any other agreement contemplated hereby, provided such liabilities and obligations under this clause (iii) shall be Excluded Liabilities pursuant to Section 2.4(h) hereof if not approved in advance by Buyer (which approval shall not be unreasonably withheld or delayed), or (iv)  preclude Sellers from instituting or completing any program designed to promote compliance or comply with Laws or other good business practices respecting the Plant.

     Section 6.4  Environmental Matters.

              (a)  Remediation of Existing Soils Contamination. Subject to the terms and conditions of this Agreement, including but not limited to the terms and conditions of this Section, Sellers shall remain responsible for the cost and performance of Remediation Measures. In addition, subject to Section 6.4(b), the Sellers may undertake such Remediation Measures when and as they reasonably determine are required under Environmental Law or which they otherwise reasonably believe are appropriate. Notwithstanding the foregoing, Sellers shall have no obligation to undertake Remediation Measures in respect of environmental conditions that are excluded from Sellers' Environmental Obligations by virtue of the provisos to Section 1.1(r) and neither shall the Sellers have any responsibility for the cost or performance of Remediation Measures undertaken by the Buyer, any Buyer Subsidiary or any Affiliate of Buyer or of any Buyer Subsidiary, except to the extent such costs are included in Losses (as defined in Section 12.3(a)) for which Buyer or such Buyer Subsidiary is entitled to indemnification under Article 12. With respect to any Remediation Measure undertaken by Sellers pursuant to the first sentence of this paragraph, Sellers shall be deemed to have discharged such undertaking and their obligation with respect thereto whenever they have paid the cost of such Remediation Measure and they have either received written notice from the pertinent Governmental Body or Bodies that no further material Remediation Measures are then required with respect to the Existing Soils Contamination in question or, if

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such Governmental Body or Bodies have not responded within a reasonable time to Sellers' request for such written notice, whenever Sellers have reasonably and in good faith determined that no such further material Remediation Measures are then required.

              (b)  Performance of Work. Prior to commencing any Remediation Measures after the Closing or presenting after the Closing any plan for Remediation Measures to any Governmental Body having jurisdiction over such Remediation Measures or to any Person making a Third Party Claim for which Sellers are responsible under the provisions of Article 12, the Sellers Group shall meet and consult with Buyer in good faith concerning such Remediation Measures or plan, as the cases may be. In connection with the performance of any Remediation Measures by Sellers, the Sellers Group shall:

                   (i)     Provide Buyer with reasonable notice of any meetings
     with any such Governmental Body or any such other Person to afford Buyer or its representatives the right to participate in such meetings, and provide Buyer with copies of all correspondence and documents (hard copy or electronic) to and from such Governmental Body or other Person;

                   (ii)    Provide the Buyer with a reasonable opportunity to
     preview and comment upon any submissions the Sellers Group plans to deliver or submit to any such Governmental Body or any such other Persons and incorporate Buyer's requests which are reasonably justified to avoid adverse impact in accordance with paragraph (iii) below;

                   (iii)   Meet and consult with the Buyer in good faith over the
     time, manner and conditions for the completion of the Remediation Measures, so as to avoid, to the extent reasonably practicable and consistent with the effective, economical, efficient and timely completion of the Remediation
     Measures, unreasonable interference with business conducted or planned to be conducted at the site in question;

                   (iv)    Except to the extent that exigencies require shorter or no notice, provide the Buyer with five business Days' prior notice (which may be oral) of material action to be taken at the site in question in connection with
     Remediation Measures undertaken by Sellers, and permit Buyer the opportunity to have its representatives present to observe such Remediation Measures and take and/or receive from Sellers samples of removed and adjacent materials;

                   (v)     Properly dispose of all Hazardous Materials removed
     from the soil or groundwater of the site in question in connection with such
     Remediation Measures, Sellers hereby agreeing that they shall be deemed to be the "owner," "operator," "generator," or other Person responsible for "

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     arranging for the transportation" of such Hazardous Materials and "in charge"
     of the "facility" for such purposes, as such terms are defined in applicable
     Environmental Laws, and further agreeing that no such removed Hazardous
     Materials shall be stored on any real estate included in the Assets for longer than is reasonably necessary (which may, if necessary, include time to characterize such materials and arrange for disposal);

                   (vi)    Defend and protect the site in question, and indemnify the
     LLC (from and after the Closing), the Buyer, any applicable Buyer Subsidiary and any applicable lender from the imposition of any lien of contractors and subcontractors performing work in connection with the Remediation Measures;

                   (vii)   Be responsible for, and indemnify, defend and protect the
     LLC (from and after the Closing), Buyer and any applicable Buyer Subsidiary against, any property damage or personal injury incurred by the LLC (from and after the Closing), Buyer or such Buyer Subsidiary or any other Person as a result of Remediation Measures conducted by or under the auspices of Sellers except to the extent that such damage or injury is caused by or results from or arise out of any negligence or intentional misconduct of the LLC (from and after the Closing), Buyer or any Buyer Subsidiary; and

                   (viii)  After completion of any remediation project, make
     reasonable efforts to restore the surface of the site involved to a condition substantially similar to its condition prior to the performance of the Remediation
     Measures, subject to any intervening changes in surface conditions not caused by such Remediation Measures.

                   (ix)    Retain a reputable environmental consulting firm for the
     purpose of consulting upon such Remediation Measures;

                   (x)     Comply with all applicable Law, including Laws relating
     to worker safety; and

                   (xi)    Permit the Buyer to have one or more representatives
     present to observe physical work conducted at the Plant or Owned Real
     Properties in the course of carrying out such Remediation Measures, and provide Buyer with reasonable access to and copies of records concerning the performance of such physical work, including copies of all correspondence to and from pertinent Governmental Bodies.

              (c)  Buyer Covenants. With respect to Sellers' rights and obligations in respect of Remediation Measures, Buyer agrees as follows:

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                   (i)     It will grant to Sellers any easements or licenses (in
     recordable form, and in form and substance reasonably acceptable to Sellers or as required by Governmental Bodies) allowing Sellers and their representatives and agents, at any time, to enter upon the real property included in the Assets after reasonable notice and shall have reasonable use of all facilities or equipment located thereon and to install equipment for the purpose of performing the Remediation Measures and carrying out their rights and obligations under this Section 6.4, and it will not relocate, disturb or interfere with such equipment or the performance of such Remediation Measures in compliance with the provisions of this Section 6.4;

                   (ii)    It will provide Sellers and their representatives and agents with reasonable access to environmental and other relevant records respecting the site for the purpose of carrying out such Remediation Measures subject to reasonable confidentiality agreements and will provide Sellers with copies of all material correspondence and communications with Governmental Bodies about
     Existing Soils Contamination and Remediation Measures or otherwise pertaining to Sellers' Environmental Obligations;

                   (iii)   It will not submit, or cause to be submitted, to any
     Governmental Body any information or comments concerning any Existing Soils
     Contamination or Remediation Measures undertaken by Sellers except for information routinely submitted to Governmental Bodies or as may be otherwise required by Law nor will it urge a Governmental Body to require more expensive or stringent remediation than reasonably required to protect health or the environment; and

                   (iv)   It will consult with Sellers in good faith prior to
     extracting, excavating or removing any soil or groundwater at the Plant or otherwise disturbing or disrupting the same and will otherwise make reasonable efforts to avoid taking any action, and will take reasonable steps to cause others to avoid taking any action, that will increase or accelerate any of Sellers'
     Environmental Obligations hereunder including with respect to Remediation
     Measures, it being understood, however that nothing herein shall prohibit Buyer from engaging in any modifications of the Assets which Buyer deems desirable.

     Section 6.5  Skookumchuck Dam. Sellers shall not convey to others the Skookumchuck Dam or any rights with respect to the reservoir formed by such dam, without reserving for the benefit of the Plant and the Assets, and the owners from time to time thereof, the level of flow therefrom as the Sellers now enjoy for the benefit of the Plant. The form and substance of any such rights shall be subject to the approval of Buyer, which shall not be unreasonably withheld.

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     Section 6.6  Curing of Title Defects. Sellers shall seek diligently to cure prior to Closing any material defects in title to real property other than those permitted by clauses (a), (b) and (c) of Section 8.6, provided Sellers shall not be obligated to expend in the aggregate more than $1,000,000 in connection with effecting any such cures. In addition, Sellers shall remove of record on or before Closing any liens, defects or encumbrances which evidence or secure any obligations for payment of money, without regard to the limitations set forth in the previous sentence.

     Section 6.7  COBRA. Sellers agree to retain the obligation to provide continuation coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act, as amended ("COBRA"), for any individual with respect to whom a "qualifying event", as defined under COBRA, has occurred on or prior to the Closing Date.

     Section 6.8  WARN Act. As of the Closing Date Sellers shall terminate the employment of all employees whose principal work location is at the Plant. Sellers agree to be responsible for giving notice of such termination under the WARN Act and to be solely responsible for all wages and compensation earned or accrued prior to the Closing Date or payable on account of termination, including without limitation any amount attributable to the period for which a WARN Act notice was required but not given.

     Section 6.9   Transition Services. PacifiCorp agrees to provide the transition services delineated on Schedule 6.9 for a period up to 90 days after the Closing Date with all reasonable expenses paid by Buyer.

     Section 6.10  Benefit Plans.

               (a)  With respect to any Transferred Employee or Union Employee who meets the age and service requirements for eligibility for benefits under the retiree welfare benefit plans of PacifiCorp (referred to in the aggregate as "Retiree Benefit Plans"), as of the Closing Date or who will meet such age and service requirements before the end of the current term of the Collective Bargaining Agreement covering such employee ("Eligible Employees"). Buyers shall provide, and shall recover, the cost of providing benefits to Eligible Employees as set forth in (b) below. Sellers shall retain the obligation of providing benefits to former employees who have retired prior to the Closing Date.

               (b)  Buyer shall assume the obligation of Sellers to provide benefits under the Retiree Benefit Plans to Eligible Employees. The Purchase Price under Section 2.6 has been reduced by U.S. $1,100,000 in the aggregate for this Agreement and for the Centralia Coal Mine Purchase and Sale Agreement of even date herewith. Buyer shall indemnify and hold harmless Sellers from any claim by such Eligible Employees for benefits provided by the Retiree Benefit Plans.

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ARTICLE 7
ADDITIONAL COVENANTS OF BUYER

     Section 7.1  Waiver of Bulk Sales Law Compliance. Subject to the indemnification provisions of Section 12.3(a)(iii) hereof, Buyer hereby waives compliance by Sellers with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which Assets are located and all other similar Laws applicable to bulk sales and transfers.

     Section 7.2  Resale Certificate. Buyer agrees, and will cause each Buyer Subsidiary, to furnish to Sellers any resale certificate or certificates or other similar documents reasonably requested by Sellers to comply with pertinent sales and use tax Laws.

     Section 7.3  Conduct Pending Closing. Prior to consummation of the transactions contemplated hereby or the termination or expiration of this Agreement pursuant to its terms, unless Sellers shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except for actions which are required by Law or arise from or are related to the anticipated transfer of the LLC Interests and the Assets, Buyer shall not take any action which would cause any of Buyer's representations and warranties set forth in Article 4 to be materially false as of the Closing.

     Section 7.4  Securities Offerings. Buyer hereby agrees to indemnify and hold harmless Sellers and each of them, and the Affiliates of Sellers and each of them, in accordance with the provisions of Section 12.4(a)(ii), against any and all Losses, as incurred, arising out of the offer or sale by Buyer or any Buyer Subsidiary of securities, except to the extent that such Loss arises from any untrue statement or alleged untrue statement of a material fact contained in any such securities offering materials or prospectus used by Buyer or any Buyer Subsidiary or its or their representatives, or from the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, which untrue or alleged untrue statement or omission or alleged omission is made in reliance upon and in conformity with written information furnished to Buyer by Sellers under a cover letter from Sellers' counsel stating that such information is expressly for use in such offering materials or prospectus.

     Section 7.5  Release. Without limiting Sellers' obligations hereunder, under any Related Agreement or under any other agreement contemplated hereby, including without limitation their obligations under Section 6.4 and Article 12, Buyer on behalf of itself and each Buyer Subsidiary hereby waives its right to recover from Sellers and each of them, and forever releases and discharges and indemnifies and holds harmless Sellers and each of them, from and against any and all damages, claims, losses, liabilities, penalties, fines, liens, judgments, costs, or expenses whatsoever (including, without limitation, attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the application of any Environmental Law to Sellers' ownership,

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possession, use or operation of the Assets.

ARTICLE 8
BUYER'S CONDITIONS TO CLOSING

     The obligations of Buyer to consummate the transactions contemplated with respect to the LLC Interests, the Plant and the Assets and Assumed Liabilities related thereto shall be subject to fulfillment at or prior to the Closing of the following conditions, unless Buyer waives in writing such fulfillment.

     Section 8.1  Performance of Agreement. Except for such matters which individually and in the aggregate do not have a Material Adverse Effect on the Plant or on the Assets or the LLC Interests, Sellers shall have performed in all material respects their agreements and obligations contained in this Agreement required to be performed on or prior to the Closing.

     Section 8.2  Accuracy of Representations and Warranties. The representations and warranties of Sellers set forth in Article 3 of this Agreement shall be true in all material respects as to the Assets or the LLC Interests in question and as of the date of this Agreement (unless the inaccuracy or inaccuracies which would otherwise result in a failure of this condition have been cured as of the Closing) and as of the Closing (as updated by the revising of Schedules contemplated by Section 6.2) as if made as of such time, provided that any such update shall not have disclosed any change in the physical condition, ownership, or transferability of the Assets or the LLC Interests that would have a Material Adverse Effect on the Assets or the LLC Interests.

     Section 8.3  Officers' Certificate. Buyer shall have received from Sellers an officers' certificate, executed on behalf of each Seller by its chief executive officer, president, superintendent, general manager, vice president, chief financial officer or treasurer (in his or her capacity as such) dated the Closing Date and stating that to the Knowledge of such individual, the conditions in Sections 8.1 and 8.2 above have been met with respect to such Seller.

     Section 8.4  Approvals. The waiting period under the HSR Act shall have expired or been terminated, and all approvals, consents, authorizations and waivers from Governmental Bodies (as delineated on Schedule 4.4(b)) and all approvals, consents, authorizations and waivers from other third parties (collectively "Approvals") required for Sellers to transfer the Assets to the LLC and for Buyer to purchase the LLC Interests and operate the Plant materially in accordance with the manner in which it was operated by Sellers prior to the Closing, shall have been obtained.

     Section 8.5  No Restraint. There shall be no:

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               (a)  Injunction, restraining order or order of any nature issued by any court of competent jurisdiction or Governmental Body which directs that the transactions contemplated hereby shall not be consummated as herein provided or compels or would compel Buyer to dispose of or discontinue, or materially restrict the operations of, the Plant or any significant portion of the Assets with respect thereto or the LLC Interests as a result of the consummation of the transactions contemplated hereby;

               (b)  Suit, action or other proceeding by any Governmental Body pending or threatened (pursuant to a written notification), wherein such complainant seeks the restraint or prohibition of the consummation of the transactions contemplated hereby or seeks to compel, or such complainant's actions would compel, Buyer to dispose of or discontinue, or materially restrict the operations of, the Plant or any significant portion of the Assets or the LLC Interests as a result of the consummation of the transactions contemplated hereby; or

               (c)  Action taken, or Law enacted, promulgated or deemed applicable to the transactions contemplated hereby, by any Governmental Body which would render the purchase and sale of the LLC Interests illegal or which would threaten the imposition of any penalty or material economic detriment upon Buyer if such purchase and sale were consummated;

Provided that the Parties shall use their reasonable efforts to litigate against, and to obtain the lifting of, any such injunction, restraining or other order, restraint, prohibition, action, suit, Law or penalty.

     Section 8.6  Title Insurance. Title to Assets comprised of interests in real property shall have been evidenced by the willingness (evidenced as set forth below) of Stewart Title Company (or an Affiliate thereof) or other title company mutually acceptable to the parties (the "Title Insurer") to issue at regular rates ALTA owner's, or lessee's, as the case may be, extended coverage policies of title insurance (1990 Form B) (the "Title Policies"), with the general survey and creditors' rights exceptions removed, in amounts equal to the respective portions of the Plant Purchase Price allocated to such interests, showing title to such interests in such real property vested in the LLC subject to transfer of such interest to the LLC. Such Title Policies shall show title vested in the LLC, subject only to:

               (a)  A lien or liens to secure payment of real estate taxes not delinquent;

               (b)  Exceptions disclosed by the current standard ALTA Preliminary Title Reports and surveys, delivered to and approved (except as shown on Schedule 8.6(b)) by Buyer prior to the Closing Date (as indicated by Buyer's signature of approval appended thereto);

               (c)  Matters created by, or with the consent of, Buyer; and

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               (d)  Other possible matters that in the aggregate are not substantial in amount and do not materially detract from or interfere with the present or intended use of such real property, including such minor matters as may be disclosed by surveys taken after the date hereof.

The willingness of the Title Insurer to issue the Title Policies shall be evidenced either by the issuance thereof at the Closing or by the Title Insurer's delivery of written commitments or binders, dated as of the Closing, to issue such Title Policies within a reasonable time after the Closing Date, subject to actual transfer of the real property in question. If the Title Insurer is unwilling to issue any such Title Policy, it shall be required to provide Buyer and Sellers, in writing, notice setting forth the reason(s) for such unwillingness as soon as practicable. Sellers shall have the right to seek to cure any defect which is the reason for such unwillingness, and to extend the Closing and the Termination Date, if necessary, for a period of up to ten Business Days to provide to Sellers the opportunity to cure. In the event that, despite Sellers' efforts to cure, the Title Insurer remains unwilling to issue any such Title Policy on the Closing Date (as may be extended as provided herein), then Buyer, at its option, may terminate this Agreement. Notwithstanding the foregoing, Buyer may elect to cause the LLC to accept such title to any such property interests as the Sellers may be able to convey, and such title insurance with respect to the same as the Title Insurer is willing to issue, in which case such interests shall be conveyed as part of the Assets without reduction of the Purchase Price or any credit or allowance against the same and without any other liability on the part of Sellers.

     Section 8.7  Related Agreements. Sellers shall have executed and delivered, effective upon consummation of the Closing, each of the Related Agreements.

     Section 8.8  Casualty; Condemnation.

               (a)  Casualty. If any part of the Plant is damaged or destroyed (whether by fire, theft, vandalism or other casualty) in whole or in part prior to the Closing, and the fair market value of the damaged Assets or destruction or the cost of repair of the Assets that were damaged, lost or destroyed is less than 15 percent of the aggregate Plant Purchase Price, the Sellers Group shall, at its option, either (i) reduce the Plant Purchase Price by the lesser of the fair market value of the Assets damaged or destroyed (such value to be determined as of the date immediately prior to such damage or destruction), or the estimated cost to repair or restore the same, (ii) upon the Closing, transfer the proceeds or the rights to the proceeds of applicable insurance to Buyer, provided that the proceeds or the rights to the proceeds are obtainable without delay and are sufficient to fully restore the damaged Assets, or (iii) repair or restore such damaged or destroyed Assets and, at Sellers' election, delay the Closing and the Termination Date for a reasonable time necessary to accomplish the same. If any part of the Assets related to the Plant are damaged or destroyed (whether by fire, theft, vandalism or other cause or casualty) in whole or in part prior to the Closing and the lesser of the fair market value of such Assets or the cost of repair is greater than 15 percent of the aggregate

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Plant Purchase Price, then Buyer may elect to terminate this Agreement or require Sellers upon the Closing to transfer the proceeds (or the right to the proceeds) of applicable insurance to Buyer and Buyer may restore or repair the Assets.

               (b)  Condemnation. From the date hereof until the Closing, in the event that any material portion of the Plant becomes subject to or is threatened with any condemnation or eminent domain proceedings, then Buyer, at its option, may, (i) if such condemnation, if successful, would not practically preclude the operation of the balance of the Plant for the purposes for which it was intended, elect to terminate this Agreement with respect only to that part which is condemned or threatened to be condemned with a reduction in the Purchase Price determined as provided in Section 8.8(a) above, or (ii) if such condemnation, if successful, would practically preclude the operation of the balance of the Plant for purposes for which it is intended, elect to terminate this Agreement.

     Section 8.9  Opinion of Counsel. Buyer shall have received, on and as of the Closing Date, a closing opinion in respect to this Agreement and the Related Agreements of either inside or outside counsel for each Seller, subject to customary conditions and limitations.

     Section 8.10 Receipt of Other Documents. Buyer shall have received the following:

               (a)  Certified copies of the resolutions of each of Seller's board of directors or governing bodies respecting this Agreement, the Related Agreements and any other agreement contemplated hereby;

               (b)  Certified copies of each Seller's Charter Documents, together with a certificate of the corporate secretary (or equivalent official of Sellers that are public agencies) of each Seller that none of such documents have been amended;

               (c)  One or more certificates as to the incumbency of each officer of a Seller who has signed this Agreement, any Related Agreement, any other agreement contemplated hereby, or any certificate, document or instrument delivered pursuant to this Agreement, any Related Agreement or any other agreement contemplated hereby;

               (d)  A good standing certificate for each Seller which is a corporation from the Secretary of State of the state of its incorporation, dated as of a date not earlier than 15 Business Days prior to the Closing Date; and

               (e)  Copies of all current Licenses relevant to operation of the Plant and all third party and Governmental Body consents, permits and authorizations that Sellers has received in connection with this Agreement, the Related Agreements, any other agreement contemplated hereby and the transactions contemplated hereby and thereby to occur at the Closing; and

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               (f)  All other documents, instruments and writings required to be delivered to Buyer at or prior to Closing pursuant to the Agreement and such other certificates of authority and documents as Buyer reasonably requests.

     Section 8.11  Limitation on Adjustments. There shall not have been an increase to the Plant Purchase Price arising under Section 2.6(f) exceeding in the aggregate 5 percent of the aggregate Plant Purchase Price .

     Section 8.12  RACT Orders. The RACT Order shall be in effect and Sellers shall be in compliance with the provisions of the RACT Order or shall have obtained an extension of the applicable material provisions of the RACT Order.

     Section 8.13  Transmission and Interconnection Agreements. Bonneville Power Administration shall have offered to Buyer interconnection and transmission agreements with respect to the power generated at the Plant, on terms and conditions typical in transactions of this type.

     Section 8.14  All Sellers. All of the Persons constituting Sellers shall have delivered all documents, instruments and writings required to be delivered to Buyer at or prior to Closing pursuant to this Agreement and none of the Persons constituting Sellers shall have retained any right, title or interest in any of the Assets or the LLC Interests.

     Section 8.15  Material Adverse Effect. There shall not have been an impairment of any Asset or the LLC Interests, as a result of a degradation of its physical condition, a change in Law, or provision of any approval that could reasonably be expected to have a Material Adverse Effect on the LLC Interests or Buyer's ability to operate the Assets.

     Section 8.16  Transmission Arrangements. Transmission Arrangements shall have been entered into on a basis reasonably acceptable to the parties.

     Section 8.17  Centralia Coal Mine Sale. The closing of the sale of the Centralia Coal Mine to the Buyer or an Affiliate of the Buyer shall have occurred.

     Section 8.18  Title. Title reports and surveys shall have established that the Owned Real Property and Easements constitute all real property that is necessary for the ownership and operation of the Plant pursuant to good industry practices and that Sellers have good, valid and marketable title to such real property free and clear of all liens, mortgages, deed restrictions, charges, claims, pledges, security interests, equities and encumbrances that could materially affect the value of such real property or the use of such real property in connection with the ownership and operation of the Plant.

     Section 8.19  LLC Contribution. Sellers shall have contributed, transferred, conveyed

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and assigned all right, title and interest in the Assets to the LLC.

ARTICLE 9
SELLERS' CONDITIONS TO CLOSING

     The obligations of Sellers to consummate the transactions contemplated hereby with respect to the LLC Interests, the Plant and the Assets and Assumed Liabilities related thereto shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Sellers waives in writing such fulfillment.

     Section 9.1  Performance of Agreement. Buyer shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed on or prior to the Closing.

     Section 9.2  Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in Article 4 of this Agreement shall be true in all material respects as of the date of this Agreement (unless the inaccuracy or inaccuracies which would otherwise result in a failure of this condition have been cured by the Closing) and as of the Closing as if made as of such time.

     Section 9.3  Officers' Certificate. Sellers shall have received from Buyer an officers' certificate, executed on Buyer's behalf by its chief executive officer, president, chief financial officer or treasurer (in his or her capacity as such) dated the Closing Date and stating that to the Knowledge of such individual, the conditions in Sections 9.1 and 9.2 above have been met.

     Section 9.4  Approvals. The waiting period under the HSR Act shall have expired or been terminated, and all approvals, consents, authorizations and waivers from Governmental Bodies as delineated on Schedule 3.3(b) shall have been obtained in form and substance (including the regulatory treatment and financial impacts thereof) satisfactory to each Seller affected by any such approval in its reasonable discretion. All approvals, consents, authorizations and waivers from other third parties required for Sellers to transfer the Assets to the LLC and for Buyer to purchase the LLC Interests shall have been obtained.

     Section 9.5  No Restraint. There shall be no:

               (a)  Injunction, restraining order or order of any nature issued by any court of competent jurisdiction or Governmental Body which directs that the transactions contemplated hereby shall not be consummated as herein provided;

               (b)  Suit, action or other proceeding by any Governmental Body pending or threatened (pursuant to a written notification), wherein such complainant seeks the restraint or prohibition of the consummation of the transactions contemplated hereby or otherwise

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constrains consummation of such transactions on the terms contemplated herein; or

               (c)  Action taken, or Law enacted, promulgated or deemed applicable to the transactions contemplated hereby, by any Governmental Body which would render the purchase and sale of the LLC Interests, the Plant and related Assets illegal or which would threaten the imposition of any penalty or material economic detriment upon Sellers if such transactions were consummated;

Provided that the Parties will use their reasonable efforts to litigate against, and to obtain the lifting of, any such injunction, restraining or other order, restraint, prohibition, action, suit, Law or penalty.

     Section 9.6  Related Agreements. Buyer and each pertinent Buyer Subsidiary shall have executed and delivered, effective upon consummation of the Closing, each of the Related Agreements.

     Section 9.7  Opinion of Counsel. Sellers shall have received, on and as of the Closing Date, a customary closing opinion in respect to this Agreement and the Related Agreements of outside counsel to Buyer, subject to customary conditions and limitations.

     Section 9.8  Receipt of Other Documents. Sellers shall have received the following:

               (a)  Certified copies of the resolutions of Buyer's and each pertinent Buyer Subsidiary's board of directors respecting this Agreement, the Related Agreements, any other agreements contemplated hereby and the transactions contemplated hereby, together with certified copies of any shareholder resolutions which are necessary to approve the execution and delivery of this Agreement, the Related Agreements and any other agreement contemplated hereby, or performance of the obligations of Buyer and each pertinent Buyer Subsidiary hereunder and thereunder;

               (b)  Certified copies of Buyer's and each pertinent Buyer Subsidiary's Charter Documents, together with a certificate of the corporate secretary of Buyer and each pertinent Buyer Subsidiary that none of such documents have been amended;

               (c)  One or more certificates as to the incumbency of each officer of Buyer and each pertinent Buyer Subsidiary who has signed this Agreement, any Related Agreement, any other agreement contemplated hereby, or any certificate, document or instrument delivered pursuant to this Agreement, any Related Agreement or any other agreement contemplated hereby;

               (d)  Copies of all current Licenses of Buyer and each pertinent Buyer Subsidiary relevant to operation of the Plant and all third party and Governmental Body

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consents, permits and authorizations that Buyer and each pertinent Buyer Subsidiary has received in connection with this Agreement, the Related Agreements and any other agreements contemplated hereby; and

               (e)  All other documents, instruments and writings required to be delivered to Sellers at or prior to Closing pursuant to the Agreement and such other certificates of authority and documents as Sellers reasonably requests.

     Section 9.9  Limitation on Adjustments. There shall not have been reductions to the Plant Purchase Price exceeding in the aggregate 30 percent of the aggregate Plant Purchase Price arising pursuant to Section 8.8.

     Section 9.10 Guarantee Agreement. A Guarantee Agreement substantially in the form set forth in Schedule 9.10 shall have been executed and delivered to Sellers and shall be in full force and effect.

     Section 9.11 Mine Sale. Closing shall have occurred under the Mine Purchase and Sale Agreement.

ARTICLE 10
CLOSING

     Section 10.1  LLC Transaction. If, as of the first day that the Closing may occur pursuant to Section 10.2, the Washington Ruling has been issued, immediately prior to the Closing Sellers shall, and shall cause the LLC to, take all actions necessary to consummate, and shall consummate, the transactions described in the Washington Ruling in order to allow the Buyer to obtain the Washington State sales tax benefits contemplated thereby (collectively, the "LLC Transaction"). Without limiting the generality of the foregoing, the parties agree that (a) immediately prior to the Closing, all of the Assets will be contributed by the Sellers to the LLC in exchange for all the membership interests in the LLC; and (b) from and after the Closing, the LLC shall jointly and severally with Buyer assume and pay, discharge and perform when due, the Assumed Liabilities. If at such time the Washington Ruling has not issued, the parties shall promptly negotiate in good faith amendments to this Agreement that will provide for the conveyance of the Assets by the Sellers directly to the Buyer with such amended Agreement being substantially in the form of the Other Form of Agreement. The Parties will endeavor to execute such amended Agreement prior to the last date the Closing may occur pursuant to Section 10.2. In no event, however, shall the failure of the Washington Ruling to timely issue or the failure of the Parties to amend this Agreement be a condition to Closing hereunder.

     Section 10.2  Closing. Subject to the terms and conditions hereof, the consummation of the transactions contemplated hereby (the "Closing") shall occur at the offices of Stoel Rives

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LLC in Portland, Oregon, or a mutually agreeable place or places within five Business Days after all of the conditions set forth in Article 8 and Article 9 hereof have been satisfied or waived or at such other time as the parties may agree, but in no event later than the Termination Date set forth in Section 11.1(d). The date on which the Closing actually occurs is referred to herein as the "Closing Date". The Closing shall be effective for all purposes at 11:59 p.m., Pacific time, on the Closing Date. At the Closing and subject to the terms and conditions hereof, the following will occur:

                (a)  Deliveries by Sellers. Sellers shall deliver to the LLC such instruments of transfer and conveyance properly executed and acknowledged by Sellers in customary form mutually agreed to by the Sellers and Buyer necessary to transfer to and vest in the LLC all of Sellers' right, title and interest in and to the Assets or which may be required by the Title Insurer, including, without limitation:

                     (i)     Bills of Sale and assignment in respect of the Assets;

                     (ii)    Grant deeds properly executed and acknowledged by Sellers with respect to each of the Owned Real Properties included in the Assets;

                     (iii)   Assignment and assumption agreements properly executed and acknowledged by Sellers with respect to each Real Property Lease included in the Assets;

                     (iv)    Instruments of transfer, sufficient to transfer personal property interests that are included in the Assets but not otherwise transferred by the bills of sale and assignment referred to in clause (i) above, properly executed and acknowledged in the form customarily used in commercial transactions in Washington; and

                     (v)     Possession of the Assets which shall include without limitation, keys, codes, passcodes and/or combinations to all locks and vehicles.

                (b)  Sellers shall deliver to Buyer an assignment of all of the interests in the LLC.

                (c)  Deliveries by Buyer. Buyer shall, or shall cause the Buyer Subsidiaries to, deliver to Sellers immediately available funds, by way of wire transfer to an account designated by Sellers, in an aggregate amount equal to the Plant Purchase Price and such instruments of assumption properly executed and acknowledged by Buyer and the pertinent Buyer Subsidiaries in customary form mutually agreed to by Buyer and Sellers necessary for Buyer and the LLC to assume the Assumed Liabilities, including, without limitation:

                     (i)     Assignment and assumption agreements properly executed and

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     acknowledged by the LLC with respect to each Real Property Lease included in the
     Assets; and

                     (ii)    An assumption agreement or assumption agreements in favor of Sellers.

     Section 10.3  Escrow. If either the Buyer or the Sellers Group desires to consummate the Closing through an escrow, an escrow shall be opened with, and the escrow agent shall be, the Title Insurer or an Affiliate thereof (the "Escrow Agent"), by depositing a fully executed copy of this Agreement with the Escrow Agent to serve as escrow instructions. This Agreement shall be considered the primary escrow instructions between the parties, but the parties shall execute such additional standard escrow instructions as the Escrow Agent shall require in order to clarify the duties and responsibilities of the Escrow Agent. In the event of any conflict between this Agreement and such additional standard escrow instructions, this Agreement shall prevail. If the Closing is to be consummated through the Escrow Agent, the parties shall deliver the funds, instruments of sale, assignment, conveyance and assumption called for by Sections 10.1 and 10.2 to the Escrow Agent, and on the Closing Date, the Escrow Agent shall close the escrow by:

                (a)  Causing the deeds for the Owned Real Properties, the assignment of the Real Property Leases, and any other documents which the parties may mutually designate to be recorded in the official records of the appropriate counties in which the pertinent Assets are located;

                (b)  Delivering to Sellers by wire transfer of immediately available funds, to an account or accounts designated by Sellers, the amounts called for in Section 10.2; and

                (c)  Delivering to Buyer or Sellers, as the case may be, the other instruments referred to in Section 10.2.

     Section 10.4  Prorations. Items of expense and income (if any) affecting the Assets and the Assumed Liabilities that are customarily pro-rated, including, without limitation, real and personal property taxes, utility charges, charges arising under leases, insurance premiums, and the like, shall be pro-rated between Sellers and Buyer and the pertinent Buyers Subsidiaries as of the Closing Date.

ARTICLE 11
TERMINATION

     Section 11.1  Termination. Any transactions contemplated hereby that have not been consummated may be terminated:

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                (a)  At any time, by mutual written consent of the Sellers Group and Buyer; or

                (b)  By either Buyer or the Sellers Group, as the case may be, upon 30 days' written notice given any time after (i) the issuance of an order by a Governmental Body in a manner that fails to meet the conditions of the terminating party set forth in Sections 8.4 or 9.4, as the case may be, (ii) 180 days have elapsed from the filing after the date hereof of all applications for approval of this Agreement and the transactions contemplated hereby by Governmental Bodies and a final order has not been obtained with respect to each such Application, it being understood that such 180-day period shall not include any period after such order during which applications for rehearing or modification or judicial appeals or remedies are pending; or

                (c)  By one Party upon written notice to the other if there has been a material default or breach under this Agreement by another party which is not cured by the earlier of the Closing Date or the date 30 days after receipt by the other party of written notice from the terminating party specifying with particularity such breach or default; or

                (d)  By either Buyer or the Sellers Group upon written notice to the other Party, if (i) the Closing shall not have occurred by the Termination Date; or (ii) (A) in the case of termination by the Sellers Group, the conditions set forth in Article 9 for the Closing cannot reasonably be met by the Termination Date and (B) in the case of termination by Buyer, the conditions set forth in Article 8 for the Closing cannot reasonably be met by the Termination Date, unless in either of the cases described in clauses (A) or (B), the failure of the condition is the result of the material breach of this Agreement by the party seeking to terminate. The Termination Date for the Closing shall be the date that is twelve months from the date hereof. Such date, or such later date as may be specifically provided for in this Agreement (including any date arising under operation of Sections 8.6 and 8.8(a) hereof) or agreed upon by the parties, is herein referred to as the "Termination Date." Each Party's right of termination hereunder is in addition to any other rights it may have hereunder or otherwise.

     Section 11.2  Effect of Termination. If there has been a termination pursuant to Section 11.1, then this Agreement shall be deemed terminated, and all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Sections 5.3, 11.1(b) and in Articles 12 and 13.9 shall survive. In the event of such termination of this Agreement, there shall be no liability for damages on the part of a party to another under and by reason of this Agreement or the transactions contemplated hereby except as set forth in Article 12 and except for intentionally fraudulent acts by a party, the remedies for which shall not be limited by the provisions of this Agreement. The foregoing provisions shall not, however, limit or restrict the availability of specific performance or other injunctive or equitable relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

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     Section 11.3  Modification of Terms. In the event any Governmental Body entertains, as an alternative to approval of this Agreement, the Related Agreements and any other agreement contemplated hereby, any proposal of one or more third parties to acquire the Assets from Sellers on terms and conditions that include a higher purchase price than the Purchase Price set forth herein, and such terms and conditions are acceptable to Sellers, then and in that event, subject to such restrictions and requirements as such Governmental Body may impose upon Sellers, Sellers shall exercise their best efforts to afford to Buyer the right to enter into appropriate amendments and modifications of this Agreement to match such proposed alternate terms and conditions. Buyer shall be entitled to exercise such right by delivery of written notice thereof to Sellers within three Business Days after its receipt of written notice from Sellers that, in Sellers' good faith belief, the proposals of such third party or parties makes it unlikely that such Governmental Body will approve this Agreement and the transactions contemplated hereby in a timely fashion and that the alternate terms and conditions are acceptable to Sellers. If such right is not exercised and such Governmental Body proceeds to decline to grant its approval, the termination provisions of Section 11.1 shall apply.

ARTICLE 12
SURVIVAL AND REMEDIES; INDEMNIFICATION

     Section 12.1  Survival. Except as may be otherwise expressly set forth in this Agreement, the representations, warranties, covenants and agreements of Buyer and Sellers set forth in this Agreement, or in any writing required to be delivered in connection with this Agreement, shall survive the Closing Date.

     Section 12.2  Exclusive Remedy. Absent intentional fraud or unless otherwise specifically provided herein, the sole exclusive remedy for damages of a party hereto for any breach of the representations, warranties, covenants and agreements of the other party contained in this Agreement shall be the remedies contained in this Article 12.

     Section 12.3  Indemnity by Sellers.

                (a)  Sellers shall indemnify and hold harmless the LLC (from and after the Closing), Buyer, each Buyer Subsidiary, and each Affiliate of Buyer or any Buyer Subsidiary from and against any and all claims, demands, suits, losses, liabilities, damages and expenses, including reasonable attorneys' fees and costs of investigation, litigation, settlement and judgment, and including any costs and expenses incurred by any such Indemnitee as a result or arising out of any obligation or election (whether arising out of or in connection with any Law, any contract, any Charter Document, or otherwise) of any such Indemnitee to indemnify its directors, officers, attorneys, employees, subcontractors, agents and assigns (collectively "Losses"), which they or any of them may sustain or suffer or to which they or any of them may become subject as a result of:

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                     (i)     The inaccuracy of any representation or the breach of any
     warranty made by Sellers in this Agreement;

                     (ii)    The nonperformance or breach of any covenant or agreement
     made or undertaken by Sellers in this Agreement; and

                     (iii)   If the Closing occurs, the failure of Sellers to pay, discharge or perform, as and when due, any of the Excluded Liabilities (including, without limitation, the Excluded Liabilities enumerated in Sections 2.4 (b), (c), (d) and (f)).

                     (iv)    If the Closing occurs, the ongoing operations of Sellers (including in respect of the Excluded Assets and Excluded Liabilities) after the Closing Date.

                (b)  The indemnification obligations of Sellers provided above shall, in addition to the qualifications and conditions set forth in Sections 12.5 and 12.6, be subject to the following qualifications with respect to claims of indemnity for Losses:

                     (i)     Written notice to Sellers of such claim specifying the basis thereof must be made, or an action at law or in equity with respect to such claim must be served, before the second anniversary of the earlier to occur of the
     Closing Date or the date on which this Agreement is terminated, as the case may be, except that such time limitation shall not apply to breaches of the covenants contained in Sections 2.10, 6.4, 6.7 or 6.10;

                     (ii)    If the Closing occurs, the LLC, Buyer, the Buyer
     Subsidiaries and their respective Affiliates shall be entitled only to recover the amount by which the aggregate Losses sustained or suffered by them exceed one percent of the Purchase Price (the "Deductible Amount"), provided, however, that individual claims of $5,000 or less shall not be aggregated for purposes of calculating either the Deductible Amount or the excess of Losses over the
     Deductible Amount and Buyer shall be entitled to recover on a dollar for dollar basis all claims for Losses covered under insurance maintained by Sellers;
     provided further that recovery of Losses sustained or suffered as a result of
     Sellers' failure to perform under Sections 6.7 or 6.10 shall not be limited by the foregoing provision; and

                     (iii)   If the Closing occurs, in no event shall Sellers and their
     Affiliates be liable to the LLC, Buyer, the Buyer Subsidiaries and their respective Affiliates for Losses in the nature of consequential damages, incidental damages, indirect damages, punitive damages, special damages, lost profits, damage to reputation or the like, but such damages shall be limited to out-of-pocket Losses and diminution in value and damages for all Losses shall

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     be limited to an aggregate limit under this Agreement and the Related Agreements and the Transmission Arrangements of $556,000,000.

                (c)  The liability of the Sellers under this Agreement shall be several and not joint or collective and no individual Seller shall be jointly or severally liable for the acts, omissions or obligations of any other Seller.

     Section 12.4  Indemnity by Buyer.

                (a)  Buyer shall indemnify and hold harmless Sellers and each of them, and each Affiliate of Sellers or any of them, from and against any and all Losses which they or any of them may sustain or suffer or to which they may become subject as a result of:

                     (i)     The inaccuracy of any representation or the breach of any
     warranty made by Buyer in this Agreement;

                     (ii)    The nonperformance or breach of any covenant or agreement
     made or undertaken by Buyer in this Agreement;

                     (iii)   If the Closing occurs, the failure of the LLC or Buyer to pay, discharge or perform as and when due, any of the Assumed Liabilities; and

                     (iv)    If the Closing occurs, the ongoing operations of the LLC, Buyer, the Buyer Subsidiaries and the Assets after the Closing Date, including, without limitation, the continuation or performance by the LLC, Buyer or the Buyer
     Subsidiaries after the Closing Date of any agreement or practice of Sellers.

                (b)  The indemnification obligations of Buyer provided above shall, in addition to the qualifications and conditions set forth in Sections 12.5 and 12.6, be subject to the following qualifications:

                     (i)     Sellers and their Affiliates shall not be entitled to indemnity for
     Losses unless written notice to Buyer of such claim specifying the basis thereof is made, or an action at law or in equity with respect to such claim is served, before the second anniversary of the earlier to occur of the Closing Date or the date on which this
     Agreement is terminated, as the case may be;

                     (ii)    If the Closing occurs, Sellers and their Affiliates shall be entitled only to recover the amount by which the aggregate Losses suffered or sustained by them exceed the Deductible Amount, provided, however, that individual claims of
     $5,000 or less shall not be aggregated for purposes of calculating either the Deductible
     Amount or the excess of Losses over the Deductible Amount; and

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                     (iii)   If the Closing occurs, in no event shall the LLC, Buyer and its
     Affiliates be liable to Sellers or their respective Affiliates for Losses in the nature of consequential damages, incidental damages, indirect damages, punitive damages, special damages, lost profits, damage to reputation or the like, but such damages shall be limited to out-of-pocket Losses and diminution in value and all Losses shall be limited to an aggregate limit under this Agreement and the Related Agreements and the
     Transmission Arrangements of $556,000,000.

     Section 12.5  Further Qualifications Respecting Indemnification. The right of a party (an "Indemnitee") to indemnity hereunder shall be subject to the following additional qualifications:

                (a)  The Indemnitee shall promptly upon its discovery of facts or circumstances giving rise to a claim for indemnification, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial, governmental or otherwise, by any third party (such third party actions being collectively referred to herein as "Third Party Claims"), give notice thereof to the indemnifying party (the "Indemnitor"), such notice in any event to be given within 60 days from the date the Indemnitee obtains actual knowledge of the basis or alleged basis for the right of indemnity or such shorter period as may be necessary to avoid material prejudice to the Indemnitor provided, however, the failure to provide or timely provide the Indemnitor with notice of any Third Party Claim shall only affect the Indemnitee's rights to indemnification to the extent that the Indemnitor is materially prejudiced as a result of the Indemnitee's failure to give timely notice of such Third Party Claim; and

                (b)  In computing Losses, such amounts shall be computed net of any related recoveries to which the Indemnitee is entitled under insurance policies, or other related payments received or receivable from third parties, and net of any tax benefits actually received by the Indemnitee or for which it is eligible, taking into account the income tax treatment of the receipt of indemnification.

     Section 12.6  Procedures Respecting Third Party Claims. In providing notice to the Indemnitor of any Third Party Claim (the "Claim Notice"), the Indemnitee shall provide the Indemnitor with a copy of such Third Party Claim or other documents received and shall otherwise make available to the Indemnitor all relevant information material to the defense of such claim and within the Indemnitee's possession. The Indemnitor shall have the right, by notice given to the Indemnitee within 15 days after the date of the Claim Notice, to assume and control the defense of the Third Party Claim that is the subject of such Claim Notice, including the employment of counsel selected by the Indemnitor after consultation with the Indemnitee, and the Indemnitor shall pay all expenses of, and the Indemnitee shall cooperate fully with the Indemnitor in connection with, the conduct of such defense. The Indemnitee shall have the right to employ separate counsel in any such proceeding and to participate in (but not control) the defense of such Third Party Claim, but the fees and expenses of such counsel shall be

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borne by the Indemnitee unless the Indemnitor shall agree otherwise; provided, however, if the named parties to any such proceeding (including any impleaded parties) include both the Indemnitee and the Indemnitor, the Indemnitor requires that the same counsel represent both the Indemnitee and the Indemnitor, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnitee shall have the right to retain its own counsel at the cost and expense of the Indemnitor. If the Indemnitor shall have failed to assume the defense of any Third Party Claim in accordance with the provisions of this Section, then the Indemnitee shall have the absolute right to control the defense of such Third Party Claim, and, if and when it is finally determined that the Indemnitee is entitled to indemnification from the Indemnitor hereunder, the fees and expenses of Indemnitee's counsel shall be borne by the Indemnitor, provided that the Indemnitor shall be entitled, at its expense, to participate in (but not control) such defense. The Indemnitor shall have the right to settle or compromise any such Third Party Claim for which it is providing indemnity so long as such settlement does not impose any obligations on the Indemnitee (except with respect to providing releases of the third party). The Indemnitor shall not be liable for any settlement effected by the Indemnitee without the Indemnitor's consent except where the Indemnitee has assumed the defense because Indemnitor has failed or refused to do so. The Indemnitor may assume and control, or bear the costs, of any such defense subject to its reservation of a right to contest the Indemnitee's right to indemnification hereunder, provided that it gives the Indemnitee notice of such reservation within 15 days of the date of the Claim Notice.

ARTICLE 13
GENERAL PROVISIONS

     Section 13.1  Notices. All notices, requests, demands, waivers, consents and other communications hereunder shall be in writing, shall be delivered either in person, by telegraphic, facsimile or other electronic means, by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (a) upon receipt if delivered in person or by telegraphic, facsimile or other electronic means, (b) one (1) Business Day after having been delivered to an air courier for overnight delivery or (c) three (3) Business Days after having been deposited in the U.S. mails as certified or registered mail, return receipt requested, all fees prepaid, directed to the parties or their permitted assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

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     If to Sellers or the Sellers Group, addressed to:

                     Vice President
                     Power Supply
                     PacifiCorp
                     One Utah Center, 23rd Floor
                     Salt Lake City, Utah 94140
                     Facsimile: (801) 220-4900

     with a copy to:

                     George M. Galloway
                     Stoel Rives LLP
                     900 SW Fifth Avenue
                     Portland, OR 97204
                     Facsimile: (503) 220-2480

     If to Buyer or any Buyer Subsidiary, addressed to:

                     TECWA Power, Inc.
                     110 12th Avenue SW
                     Calgary, Alberta
                     Canada T2P 2M1
                     Attn: General Counsel
                     Facsimile: (403) 267-3734

     with a copy to:

                     Joel H. Mack
                     Latham & Watkins
                     701 B Street
                     Suite 2100
                     San Diego, CA 92101
                     Facsimile: (619) 696-7419

     Section 13.2  Attorney's Fees. Subject to the provisions of Section 13.9, in any litigation or other proceeding relating to this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees.

     Section 13.3  Successors and Assigns. Except as provided in Section 2.8, the rights under this Agreement shall not be assignable or transferable nor the duties delegable by any party without the prior written consent of the other; and nothing contained in this Agreement,

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express or implied, is intended to confer upon any Person, other than the parties hereto, their permitted successors-in-interest and permitted assignees and any Person who or which is an intended beneficiary of the indemnities provided herein, any rights or remedies under or by reason of this Agreement unless so stated to the contrary. Notwithstanding the foregoing, Buyer may grant to its lenders a security interest in its rights under this Agreement; provided that neither the grant of any such interest, nor the foreclosure of any such interest, shall in any way release, reduce or diminish the obligations of Buyer to Sellers hereunder, and Sellers shall enter into a consent to assignment with such lenders reasonably acceptable to Sellers.

     Section 13.4  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 13.5  Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

     Section 13.6  Entirety of Agreement; Amendments. This Agreement (including the Schedules and Exhibits hereto), the Related Agreements and the other documents and instruments specifically provided for in this Agreement, the Related Agreements and any other agreements contemplated hereby contain the entire understanding between the parties concerning the subject matter of this Agreement and such other documents and instruments and, except as expressly provided for herein, supersede all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof and thereof. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement and such other documents and instruments which are not fully expressed herein or therein. This Agreement may be amended or modified only by an agreement in writing signed by each of the parties hereto. All Exhibits and Schedules attached to or delivered in connection with this Agreement are integral parts of this Agreement as if fully set forth herein.

     Section 13.7  Construction. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identify of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments. Whenever in this Agreement the context so suggests, references to the masculine shall be deemed to include the feminine, references to the singular shall be deemed to include the plural, and references to "or" shall be deemed to be disjunctive but not necessarily exclusive.

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     Section 13.8  Waiver. The failure of a party to insist, in any one or more instances, on performance of any of the terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect. No waiver of any provision or condition of this Agreement by a party shall be valid unless in writing signed by such party or operational by the terms of this Agreement. A waiver by any party of the performance of any covenant, condition, representation or warranty of any other party shall not invalidate this Agreement, nor shall such waiver be construed as a waiver of any other covenant, condition, representation or warranty. A waiver by any party of the time for performing any act shall not constitute a waiver of the time for performing any other act or the time for performing an identical act required to be performed at a later time.

     Section 13.9  Arbitration.

                (a)  Agreement to Arbitrate. Any controversy or claim arising out of or relating to this Agreement, or the breach or alleged breach hereof, where the amount of damages sought is less than $5,000,000, shall, upon demand of either the Sellers Group or Buyer, be submitted to arbitration in the manner hereinafter provided. Sellers and Buyer will make every reasonable effort to resolve any such controversy or claim without resort to arbitration. But in the event the Parties are unable to effect a satisfactory resolution between themselves, such controversy shall be submitted to arbitration in accordance with the terms and provisions of this Section 13.9 and in accordance with the then current Commercial Arbitration Rules (hereinafter the "Rules") of the American Arbitration Association (or any successor organization) (hereinafter the "AAA"). Any such arbitration shall take place in Seattle, Washington and shall be administered by the AAA. The Sellers Group shall for purposes of this Agreement, be deemed a single party in any such proceeding. In the event of any conflict between the terms and provisions of this Section 13.9 and the Rules, the terms and provisions of this Section 13.9 shall prevail.

                (b)  Submission to Arbitration. A Party desiring to submit to arbitration any such controversy shall send a written arbitration demand to the AAA and to the opposing Party. The demand shall set forth a clear and complete statement of the nature of the claim, its basis, and the remedy sought, including the amount of damages, if any. The opposing Party may, within 30 days of receiving the arbitration demand, assert a counterclaim or set-off. The counterclaim or set-off, which shall be sent to the AAA and the opposing party, shall include a clear and complete statement of the nature of the counterclaim or set-off, its basis, and the remedy sought, including the amount of damages, if any.

                (c)  Selection of Arbitration Panel. The dispute shall be decided by a panel of three neutral arbitrators selected as follows. The AAA shall submit to the Parties, within ten days after receipt of an arbitration demand, a list of eleven potential arbitrators consisting

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of retired federal or state court judges; provided that none of the potential arbitrators shall have (or have ever had) any material affiliation of any kind with any Party or with legal counsel for any Party. Each Party shall, within five days, strike four, three, two, one or none of the arbitrators, rank the remaining arbitrators in order of preference (with "1" designating the most preferred, "2" the next most preferred and so forth) and so advise the AAA in writing. The AAA shall appoint the arbitrators with the best combined preference ranking on both lists and designate the most preferred arbitrator as presiding officer (in each case, selecting by lot, if necessary, in the event of a tie).

                (d)  Prehearing Discovery. There shall be no prehearing discovery except as follows. Subject to the authority of the presiding officer of the arbitration panel to modify the provisions of this paragraph before the arbitration hearing upon a showing of exceptional circumstances, each Party (i) shall propound to the other no more than 20 requests for production of documents, including subparts, and (ii) shall take no more than two (2) discovery depositions. Such discovery shall be conducted in accordance with the provisions and procedures of the Federal Rules of Civil Procedure. No interrogatories or requests for admission shall be permitted. Disputes concerning discovery obligations or protection of discovery materials shall be determined by the presiding officer of the arbitration panel. The foregoing limitations shall not be deemed to limit a Party's right to subpoena witnesses or the production of documents at the arbitration hearing, nor to limit a Party's right to depose witnesses that are not subject to subpoena to testify in person at the arbitration hearing; provided, however, that the presiding officer of the arbitration panel may, upon motion, place reasonable limits upon the number and length of such testimonial depositions.

                (e)  Arbitration Hearing. The presiding officer of the arbitration panel shall designate the place and time of the hearing. The hearing shall be scheduled to begin within ninety (90) days after the filing of the arbitration demand (unless extended by the arbitration panel on a showing of exceptional circumstances) and shall be conducted as expeditiously as possible. In all events, the issues being arbitrated, which shall be limited to those issues identified in the initial claim and counter-claim submitted to the arbitration panel pursuant to Subsection (b) above, shall be submitted for decision within 30 days after the beginning of the arbitration hearing. At least 30 days prior to the beginning of the arbitration hearing, each party shall provide the other party and the arbitration panel with written notice of the identity of each witness (other than rebuttal witnesses) it intends to call to testify at the hearing, together with a detailed written outline of the substance of the anticipated testimony of each such witness. The arbitration panel shall not permit any witness to testify that was not so identified prior to the hearing and shall limit the testimony of each such witness to the matters disclosed in such outline. Subject to the foregoing, the Parties shall have the right to attend the hearing, to be represented by counsel, to present documentary evidence and witnesses, to cross-examine opposing witnesses and to subpoena witnesses. The Federal Rules of Evidence shall apply and the panel shall determine the competency, relevance, and materiality of evidence as appropriate. The panel shall recognize privileges available under applicable Law.

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A stenographic record shall be made of the arbitration proceedings.

                (f)  Award. The panel's award shall be made by majority vote of the panel. An award in writing signed by at least two of the panel's arbitrators shall set forth the panel's findings of fact and conclusions of Law. The award shall be filed with the AAA and mailed to the parties no later than 30 days after the last day of testimony at the arbitration hearing. The panel shall have authority to issue any lawful relief that is just and equitable, except consequential damages, incidental damages, indirect damages, punitive damages, special damages, lost profits, diminution in value, damage to reputation or the like. The award shall state that it dissolves and supersedes any provisional remedies entered pursuant to Subsection (g) below.

                (g)  Provisional Remedies. Pending the selection of the arbitration panel, upon request of a party, the AAA may appoint a retired judge to serve as a provisional arbitrator to rule on any motion for preliminary relief. Any preliminary relief ordered by the provisional arbitrator may be immediately entered in any federal or state court having jurisdiction thereof even though the decision on the underlying dispute may still be pending. Once constituted, the arbitration panel may, upon request of a Party, issue a superseding order to modify or reverse such preliminary relief or may itself order preliminary relief pending a full hearing on the merits of the underlying dispute. Any such initial or superseding order of preliminary relief may be immediately entered in any federal or state court having jurisdiction thereof even though the decision on the underlying dispute may still be pending. Such relief may be granted by the appointed arbitrator or the arbitration panel only after notice to and opportunity to be heard by the opposing party. Such awards of preliminary relief shall be in writing and, if ordered by a panel of three arbitrators, must be signed by at least two of the panel members.

                (h)  Entry of Award by Court. The arbitration panel's arbitration award shall be final. The Parties agree and consent that judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

                (i)  Costs and Attorney's Fees. The prevailing Party shall be entitled to recover its costs and reasonable attorneys' fees, and the party losing the arbitration shall pay all expenses and fees of the AAA, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrators, and the fees, costs, and expenses of the arbitrators. The arbitration panel shall designate the prevailing party for these purposes.

     Section 13.10  Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the Laws of the State of Washington applicable to contracts made and to be performed wholly within the State of Washington, provided that federal Law, including the Federal Arbitration Act, shall govern all issues concerning the

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validity, enforceability and interpretation of the arbitration provision set forth in Section 13.9 hereof. Any judicial action or proceeding arising under this Agreement shall be adjudicated in Seattle, Washington.

     Section 13.11  Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable Law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under applicable Law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement.

     Section 13.12  Consents Not Unreasonably Withheld. Wherever the consent or approval of any Party is required under this Agreement, such consent or approval shall not be unreasonably withheld or delayed, unless such consent or approval is to be given by such Party at the sole or absolute discretion of such Party or is otherwise similarly qualified.

     Section 13.13  Time Is of the Essence. Time is hereby expressly made of the essence with respect to each and every term and provision of this Agreement. The parties acknowledge that each will be relying upon the timely performance by the others of their obligations hereunder as a material inducement to each party's execution of this Agreement.

     Section 13.14  Liability. The liability of Sellers under this Agreement shall be several and not joint or collective and no individual Seller shall be jointly or severally liable for the acts, omissions or obligations of any other Seller.

     Section 13.15  Execution. This Agreement may be executed in counterpart and executed signature pages delivered by facsimile.

     Section 13.16  Third Party Beneficiaries. The "Buyer" as such term is defined in the Mine Purchase and Sale Agreement is a third party beneficiary of Section 2.5(b) of this Agreement.

     Section 13.17  Other Form of Agreement. Some of the Parties have previously executed another form of Centralia Plant Purchase and Sale Agreement dated May 6, 1999 (the "Other Form of Agreement"). Upon the execution of this Agreement by all of the parties hereto, the Other Form of Agreement shall have no further force or effect.

ARTICLE 14
SELLERS COMMITTEE

     Section 14.1  Function. Pursuant to a separate agreement among the Sellers, the Sellers have formed a committee (the "Sellers Committee") charged with administering this

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Agreement on behalf of the Sellers and determining what actions should be taken hereunder by the Sellers Group.

ARTICLE 15
POTENTIAL SALE

     Section 15.1  Sale of Portland General Electric Company's ("PGE's") Interest to Avista Corporation ("Avista"). The parties are aware that PGE has entered into an agreement to sell its 2.5% interest to Avista. Avista hereby represents and warrants to the other Sellers that at the close of the sale of PGE's interest to Avista, Avista shall fully assume all of PGE's rights and obligations with respect to said interest under all applicable agreements among the owners of the Plant, including this Agreement and the Centralia Fuel Supply Agreement and the parties to this Agreement consent to such sale, and agree that at such time, PGE shall thereafter be released from its obligations as a Seller under this Agreement, and the parties to this Agreement shall thereafter look to Avista as the Seller with respect to said 2.5% interest; provided, however subsequent to such sale, PGE shall refrain from any effort to interfere in the consummation of the transactions contemplated by this Agreement and the Related Agreements and the Transmission Arrangements. The Sellers hereby waive any and all rights of first refusal pursuant to Section 24(e) of the Agreement for the Construction and Ownership of Centralia Steam Electric Generating Plant of May 15, 1969. PGE and Avista shall ensure that Buyer and Other Sellers are promptly notified of the closing between Avista and PGE.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.
BUYER: TECWA Power, Inc. By: PAUL TAYLOR Name: Paul Taylor Title: Sr. V.P. Corporate Development By: ROBERT D. HALLETT Name: Robert D. Hallett Title: General Counsel

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PACIFICORP

By:     RICHARD T. O'BRIEN
Name:  Richard T. O'Brien
Title:   Executive Vice President & COO

PUBLIC UTILITY DISTRICT NO. 1 OF
SNOHOMISH COUNTY, WASHINGTON

By:     MARK A. SCHINMAN
Name:  Mark A. Schinman
Title:   General Manager

PUGET SOUND ENERGY, INC.

By:     WILLIAM A. GAINES
Name:  William A. Gaines
Title:   Vice President, Energy Supply

CITY OF TACOMA, WASHINGTON

By:     MARK CRISSON
Name:  Mark Crisson
Title:   Director of Utilities

AVISTA CORPORATION

By:     GARY G. ELY
Name:  Gary G. Ely
Title:   Executive Vice President

SELLERS:

CITY OF SEATTLE, WASHINGTON

By:     GARY ZARKER
Name:  Gary Zarker
Title:   Superintendent, Seattle City Light

PORTLAND GENERAL ELECTRIC
COMPANY

By:     WALTER E. POLLOCK
Name:  Walter E. Pollock
Title:   Sr. Vice President

PUBLIC UTILITY DISTRICT NO. 1 OF
GRAYS HARBOR COUNTY,
WASHINGTON

By:     DONALD L. SWINHART
Name:  Donald L. Swinhart
Title:   Interim General Manager

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